EXHIBIT 99.1

DESCRIPTION

This description of Québec is dated as of June 22, 2005 and appears as Exhibit 99.1 to Québec’s Annual Report on Form 18-K to the U.S. Securities and Exchange Commission for the fiscal year ended March 31, 2005.

The delivery of this document at any time does not imply that the information is correct as of any time subsequent to its date. This document (other than as part of a prospectus contained in a registration statement filed under the U.S. Securities Act of 1933) does not constitute an offer to sell or the solicitation of an offer to buy any securities of Québec.

Foreign Exchange

Canada maintains a floating exchange rate for the Canadian dollar in order to permit the rate to be determined by market forces without intervention except as required to maintain orderly conditions. Annual average noon spot exchange rates for the major foreign currencies in which debt of Québec is denominated, expressed in Canadian dollars, are shown below.

Foreign Currency	2001	2002		2003		2004		2005(1)
United States Dollar	$1.5484	$1.5704		$1.4015		$1.3015		$1.2344
Japanese Yen	0.0128	0.0126		0.0121		0.0120		0.0117
Swiss Franc	0.9184	1.0112		1.0418		1.0473		1.0356
Deutsche Mark	0.7091	N/A	(2)	N/A	(2)	N/A	(2)	N/A	(2)
French Franc	0.2114	N/A	(2)	N/A	(2)	N/A	(2)	N/A	(2)
Pound Sterling	2.2298	2.3582		2.2883		2.3842		2.3261
Australian Dollar	0.8008	0.8535		0.9105		0.9582		0.9560
Euro	1.3868	1.4832		1.5826		1.6169		1.6031

(1)	Monthly average through the end of May 2005.

(2)	On January 1, 2002, Euro notes and coins replaced the national currencies of these and other members of the European Union.Source: Bank of Canada.

In this document, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. The fiscal year of Québec ends March 31. “Fiscal 2005” and “2004-2005” refer to the fiscal year ended March 31, 2005, and, unless otherwise indicated, “2004” means the calendar year ended December 31, 2004. Other fiscal and calendar years are referred to in a corresponding manner. Any discrepancies between the amounts listed and their totals in the tables included in this document are due to rounding.

Summary

The information below is qualified in its entirety by the detailed information provided elsewhere in this document.

Economy

	2000	2001	2002	2003	2004
	(dollar amounts in millions)
GDP at current market prices	$224,928	$230,734	$243,763	$253,657	$267,032
% change – GDP in chained 1997 dollars (1)	4.3%	1.1%	4.1%	1.9%	2.2%
Personal income	$187,089	$194,190	$199,290	$206,085	$214,020
Capital expenditures	$36,487	$37,559	$40,743	$43,485	$49,144
International exports of goods	$74,120	$70,819	$68,246	$64,228	$68,614
Population at July 1 (in thousands)	7,357	7,397	7,446	7,492	7,543
Unemployment rate	8.5%	8.8%	8.7%	9.2%	8.5%
Consumer Price Index — % change	2.4%	2.4%	2.0%	2.5%	1.9%
Average exchange rate (US$ per C$)	0.67	0.65	0.64	0.71	0.77

Consolidated Financial Transactions (2)

	Fiscal year ending March 31
				Preliminary	Budget
				Results	Forecast
	2002	2003	2004	2005	2006
	(dollar amounts in millions)
Consolidated Revenue Fund:
Own-source revenue before exceptional losses of SGF(3)(4)	$38,506	$40,720	$42,241	$44,161	$45,528
Federal transfers	8,885	8,932	9,370	9,228	9,607

Total revenue	47,391	49,652	51,611	53,389	55,135

Program spending	(41,863)	(43,837)	(45,302)	(46,742)	(48,407)
Debt service	(6,687)	(6,583)	(6,655)	(6,868)	(6,995)

Total expenditure	(48,550)	(50,420)	(51,957)	(53,610)	(55,402)

Net results of Consolidated Revenue Fund	(1,159)	(768)	(346)	(221)	(267)

Net results of consolidated organizations	322	379	346	221	267
Budgetary reserve (5)	950	—	—	—	—

Consolidated budget balance before exceptional losses of SGF	113	(389)	0	0	0
Exceptional losses of SGF	(91)	(339)	(358)	—	—

Consolidated budget balance	22	(728)	(358)	0	0

Consolidated non-budgetary transactions	(637)	(909)	(1,108)	(412)	(434)

Consolidated net financial requirements	$(615)	$(1,637)	$(1,466)	$(412)	$(434)

Funded Debt of Public Sector

	As of March 31
					Preliminary
					Results
	2001	2002	2003	2004	2005
	(dollar amounts in millions)
Government Funded Debt
Borrowings – Government	$62,901	$65,466	$71,206	$72,399	$77,882
Borrowings – to finance Government Enterprises	4,981	5,034	3,965	3,253	3,261
Borrowings – to finance Municipal Bodies	2,732	2,918	2,874	2,802	2,798
Government Guaranteed Debt (6)	40,680	40,697	40,680	40,013	40,600
Municipal Sector Debt	13,464	13,598	13,463	14,317	14,239
Other Institutions	5,635	5,312	5,394	5,097	4,711

Public Sector Funded Debt (7)	$130,393	$133,025	$137,582	$137,881	$143,491

Per capita ($)	$17,724	$17,984	$18,477	$18,404	$19,023

As a percentage of (8)
GDP	57.9%	57.7%	56.4%	54.4%	53.7%
Personal income	69.7%	68.5%	69.0%	66.9%	67.0%

(1)	Adjusted for the effects of inflation in the currency from year to year.

(2)	The categories set forth reflect the presentation of the 2005-2006 Budget.

(3)	In fiscal 2003 provincial own-source revenue includes a non-cash entry of $739 million, reflecting elimination of the accumulated deficit in a government agency, the Commission de la santé et de la sécurité au travail (“CSST”), the functions of which were transferred to a trust fund effective as of January 2003.

(4)	In December 2003, the Government decided to separate the insurance mission of the Société de l’assurance automobile du Québec (“SAAQ”) from its other mandates. Accordingly, funds collected for this mission now constitute a trust separate from the amounts collected for other activities. Legislation was enacted by the National Assembly in December 2004. This legislation entails the transfer of the insurance mission patrimony constituted as at December 31, 2003 to a trust fund, the Fonds d’assurance automobile du Québec, on January 1, 2004. In return, the trust fund assumes almost all of the SAAQ’s liabilities as at December 31, 2003. Since this trust fund is not included in the Government’s reporting entity, the Government wrote off its negative investment of $412 million in the SAAQ on January 1, 2004. The net impact of this change was to increase revenue by $160 million, considering the SAAQ’s $252-million deficit for the period from April 1, 2003 to December 31, 2003.

(5)	In the 2001-2002 Budget, the then Finance Minister announced the creation of a reserve of $950 million out of budgetary surpluses posted in Fiscal 2001. Of this amount, $280 million was used to finance new spending and $670 million to maintain a balanced budget in Fiscal 2002.

(6)	Represents mainly debt of Hydro-Québec.

(7)	Canadian dollar equivalent on the dates indicated for loans in foreign currencies after currency swap agreements and foreign exchange forward contracts.

(8)	Percentages are based upon the prior calendar year’s GDP and Personal Income.

**QUÉBEC**

- AIRPORT
- ALUMINUM
- CHEMICALS
- ELECTRICITY
- ELECTRONICS
- FOREST PRODUCTS
- MINERAL MINES
- TOURISM
- TRANSPORTATION EQUIPMENT

QUÉBEC
Kilometres
0
100
200
N
Katinniq
UNGAVA BAY
HUDSON BAY
JAMES BAY
Complexe La Grande
1
2
3
4
Churchill Falls
Fermont
Réservoir Manicouagan
Havre - Saint-Pierre
Chibougamau
Sept-Îles
Port-Cartier
Baie-Comeau
Amos
Saint-Félicien
Gaspé
Saguenay
Matane
Rouyn-Noranda
Val d'Or
GULF OF ST. LAWRENCE
NEWFOUNDLAND AND LABRADOR
La Tuque
Québec
La Pocatière
NEW BRUNSWICK
PRINCE EDWARD ISLAND
Trois-Rivières
Bécancour
See Details Below
Gatineau
Windsor
Bromont
ONTARIO
UNITED STATES
NOVA SCOTIA
ATLANTIC OCEAN

Mirabel
Varennes
MONTRÉAL
Longueuil
Vaudreuil - Dorion
Beauharnois

CANADA
Québec
UNITED STATES OF AMERICA
MEXICO

Québec

Overview

Québec is the largest by area of the ten provinces in Canada (1,541,000 square kilometers or 594,860 square miles, representing 15.4% of the geographical area of Canada) and the second largest by population (7.6 million, representing 23.6% of the population of Canada, as of January 2005).

Québec has a modern, developed economy, in which the service sector contributed 70.7%, the manufacturing industry 21.0%, the construction industry 5.6% and the primary sector 2.7% of real GDP at basic prices in chained 1997 dollars in 2004. The leading manufacturing industries in Québec are primary metal products (including aluminum smelting), food products, transportation equipment products (including aircraft and motor vehicles and associated parts), paper products, wood products and petroleum and coal products. Québec also has significant hydroelectric resources, generating approximately one-third of the electricity produced in Canada.

Montréal and Ville de Québec, the capital of Québec, are the centers of economic activity. Montréal is one of the main industrial, commercial and financial centers of North America and is Canada’s second largest urban area as measured by population. Montréal is also Canada’s largest port, situated on the St. Lawrence River, which provides access to the Atlantic Ocean and the inland navigation system of the Great Lakes.

French is the official language of Québec and is spoken by approximately 95% of its population.

Constitutional Framework

Canada is a federation of ten provinces and three federal territories, with a constitutional division of responsibilities between the federal and provincial governments as set out in The Constitution Acts, 1867 to 1982 (the “Constitution”).

Under the Constitution, each provincial government has exclusive authority to raise revenue through direct taxation within its territorial limits. Each provincial government also has exclusive authority to regulate education, health, social services, property and civil rights, natural resources, municipal institutions and, generally, to regulate all other matters of a purely local or private nature in its province, and to regulate and raise revenue from the exploration, development, conservation and management of natural resources.

The federal parliament is empowered to raise revenue by any method or system of taxation and generally has authority over matters or subjects not assigned exclusively to the provinces. It has exclusive authority over the regulation of trade and commerce, currency and coinage, banks and banking, national defense, naturalization and aliens, postal services, navigation and shipping, and bills of exchange, interest and bankruptcy.

The Constitution Act, 1982 (the “Constitution Act”), enacted by the parliament of the United Kingdom, provides, among other things, that amendments to the Constitution be effected in Canada according to an amending formula. The Constitution Act also includes various modifications to the Constitution. The Constitution Act came into effect in 1982 notwithstanding the opposition of the National Assembly of Québec (the “National Assembly”) and the government of Québec (the “Government”) to certain clauses relating to provincial jurisdiction and the terms of the amending formula.

Since 1982, the federal and provincial governments have attempted to remedy this situation by signing two constitutional accords, neither of which was ratified. The first, signed in 1987 but not ratified by the legislative assemblies of two provinces, included a proposal to recognize Québec as a distinct society within Canada. The second, dated 1992, which was also signed by the federal territories and the national associations of native peoples, was rejected by a majority of voters in six provinces, including Québec.

On September 7, 1995, the Government, then formed by the Parti Québécois which has as one of its principal objectives the sovereignty of Québec, presented a Bill entitled An Act respecting the future of Québec in the National Assembly. This act included, among other things, provisions authorizing the National Assembly to proclaim the sovereignty of Québec following a formal offer to the Government of Canada of a treaty of economic and political partnership. This act was to be enacted only after a favorable vote in a referendum. Such a referendum was held on October 30, 1995. The result was 49.4% in favor of this act and 50.6% against.

In 1996, the federal government, by way of a reference to the Supreme Court of Canada (the “Supreme Court”), asked the court to determine the legality, both under Canadian constitutional law and public international law, of a unilateral secession of Québec from Canada. The reference before the Supreme Court was heard without Québec’s participation in the hearing. On August 20, 1998, the Supreme Court decided, among other things, that under the Constitution, Québec may not secede unilaterally from Canada without negotiation with the other participants in the Canadian Confederation within the existing constitutional framework; Québec does not have the right under international law to secede unilaterally from Canada;

nonetheless, the clear repudiation by the people of Québec of the existing constitutional order and the clear expression of the desire to pursue secession would confer legitimacy on demands for secession, and place an obligation on the other provinces and the federal government to acknowledge and respect that expression of democratic will by entering into negotiations and conducting these negotiations in accordance with constitutional principles, including federalism, democracy, constitutionalism, the rule of law, and the protection of minorities; and Québec would have to negotiate in accordance with these constitutional principles. The Supreme Court recognized however that should Québec, having negotiated in conformity with constitutional principles and values, face unreasonable intransigence on the part of other participants at the federal or provincial level, Québec would be more likely to be recognized than if it did not itself act according to constitutional principles in the negotiation process.

The Parti Québécois formed the Government from September 1994 until its reelection in November 1998 and then until the dissolution of the National Assembly for the general election of April 14, 2003. The Québec Liberal Party, a federalist party, won that election and now forms the Government. With regard to the constitutional issue, the Québec Liberal Party pursues a policy which emphasizes the values of Canadian federalism. In particular, its platform is focused on strengthening Québec’s place within the federation, on forming new alliances with the other provinces, and on promoting intergovernmental cooperation.

Government

Legislative power in Québec is exercised by the Parliament of Québec, which is comprised of the Lieutenant-Governor, who is appointed by the Governor General in Council of Canada, and the National Assembly. The National Assembly consists of 125 members elected by popular vote from single member districts. According to constitutional practice, the leader of the party with the largest number of elected members becomes Prime Minister and forms the Government.

Executive power in Québec is vested in the Lieutenant-Governor acting with, or on the recommendation of, the Conseil exécutif, which consists of the Prime Minister and the Cabinet (Conseil des ministres). The Conseil exécutif is accountable to the National Assembly.

The current National Assembly consists of 72 members of the Québec Liberal Party, 45 members of the Parti Québécois, five members of the Action Démocratique du Québec and one independent member. Two seats are vacant. Members are elected for a term of five years, subject to earlier dissolution of the National Assembly by the Lieutenant-Governor at the request of the Prime Minister. The mandate of the current Government extends through the next election which must be called no later than April 2008.

Native Peoples

Since the implementation of the 1975 James Bay and Northern Québec Agreement (the “Agreement”) with the Crees, the Naskapis and the Inuits, Québec has been negotiating with representatives of various other native groups for the settlement of their land claims over the territories covered by the Agreement. Negotiations to resolve these issues are currently underway with the Innus and Atikamekw nations. Under the Civil Code of Québec enacted on January 1, 1994, these rights of action could be extinguished by a ten-year legal prescription. On December 30, 2003, representatives of the Innus, Atikamekw and Algonguin nations (the “Plaintiffs”) filed seven legal actions against, amongst others, the Attorney-General of Canada and the Attorney-General of Québec seeking a judicial recognition of their aboriginal rights and title over certain areas of land in Québec which are partially covered by the Agreement, thus interrupting the impending legal prescription of their claims. Plaintiffs allege that their ancestral rights and title over these territories were not extinguished by the Agreement and seek damages and compensation for the unlawful use and exploitation of these lands in an aggregate amount of approximately $3 billion (subject to further increase by the Plaintiffs). The Plaintiffs also seek various orders including rendering of accounts and revenue sharing from the use and management of the lands, notably in respect of the hydro-electric facilities and the forestry operations located on these lands.

Since January 2004, in order to allow for a negotiated settlement of this issue, the Government has signed agreements with respect to four of the seven legal actions whereby the Government agreed to extend the legal prescription for another ten-year period in exchange for the withdrawal of these claims. As for the three remaining claims, an agreement was reached in May 2004 for the suspension of the Innu community of Uashat’s claim for one year (discussions are taking place to continue this suspension for an additional year) while negotiations are still underway with the Atikamekw and the community of Betsiamites. These remaining claims represent an aggregate amount of $2.05 billion.

Economy

Economic Developments in 2004

Canada. Gross domestic product (“GDP”) adjusted for inflation in chained 1997 dollars (“real GDP”) increased at a rate of 2.9% in 2004 compared with a rate of 2.0% in 2003. This acceleration was mainly attributable to a strong contribution by consumer spending and residential and non-residential investment. Final domestic demand increased by 3.9% in 2004, compared to 3.6% in 2003. Exports increased by 5.0% in 2004 compared to a decrease of 2.1% in 2003, while imports increased by 8.1% in 2004 compared to an increase of 4.1% in 2003.

Real consumer spending increased by 3.4% in 2004, compared to a 3.1% increase in 2003. Non-residential investment increased by 6.1% in 2004, due in particular to a 9.8% increase in machinery and equipment. Residential investment increased by 8.3%, due to a 6.9% increase in housing starts. Government investment increased by 4.9%. Government expenditure on goods and services increased by 2.7%.

The Consumer Price Index (“CPI”) increased by 1.9% in 2004. Overall employment rose 1.8%, while the unemployment rate decreased to 7.2% from 7.6% in 2003.

Québec. Real GDP growth was 2.2% in 2004, compared to a 1.9% increase in 2003. Final domestic demand increased by 4.1% in real terms, compared to 3.8% in 2003. Real consumer spending increased by 3.3% in 2004, the same as in 2003. The value of non-residential investment increased in 2004 by 8.1%, with a 10.6% increase in the public sector and a 6.8% increase in the private sector. The value of residential investment increased in 2004 by 22.9%. In 2004, international exports of goods increased by 5.6% in volume and by 6.8% in value, compared with decreases of 1.7% and 5.9% respectively in 2003. Imports of goods increased by 10.0% in volume in 2004 compared to 6.8% in 2003 and by 7.9% in value compared with increases of 0.3% in 2003.

The CPI increased by 1.9% in 2004. Overall employment rose 1.7%, while the unemployment rate decreased to 8.5% from 9.2% in 2003.

Table 1
Main Economic Indicators of Québec (1)

						Compound Annual
						Rate of Growth
	2000	2001	2002	2003	2004	1999-2004
	(dollar amounts in millions, except for per capita amounts)
GDP
At current market prices	$224,928	$230,734	$243,763	$253,657	$267,032
	6.7%	2.6%	5.6%	4.1%	5.3%	4.8%

In chained 1997 dollars	$215,424	$217,825	$226,773	$230,983	$236,156
	4.3%	1.1%	4.1%	1.9%	2.2%	2.7%

Per capita	$29,281	$29,448	$30,457	$30,829	$31,309
	3.9%	0.6%	3.4%	1.2%	1.6%	2.1%

Personal income	$187,089	$194,190	$199,290	$206,085	$214,020
	7.1%	3.8%	2.6%	3.4%	3.9%	4.1%

Per capita	$25,430	$26,253	$26,766	$27,506	$28,374
	6.6%	3.2%	2.0%	2.8%	3.2%	3.5%

Capital expenditures	$36,487	$37,559	$40,743	$43,485	$49,144
	3.2%	2.9%	8.5%	6.7%	13.0%	6.8%

Value of manufacturers’ shipments	$136,920	$131,467	$130,264	$128,514	$137,161
	16.1%	-4.0%	-0.9%	-1.3%	6.7%	3.1%

Retail trade	$65,245	$67,956	$72,099	$75,326	$78,518
	5.1%	4.2%	6.1%	4.5%	4.2%	4.8%

	(in thousands of persons)
Population (at July 1)	7,357	7,397	7,446	7,492	7,543
	0.5%	0.5%	0.7%	0.6%	0.7%	0.6%

Labor force	3,717	3,772	3,908	3,991	4,028
	1.5%	1.5%	3.6%	2.1%	0.9%	1.9%

Employment	3,402	3,440	3,568	3,625	3,686
	2.5%	1.1%	3.7%	1.6%	1.7%	2.1%

Unemployment rate (level in percentage)	8.5%	8.8%	8.7%	9.2%	8.5%

	(1992 = 100)
CPI	110.6	113.2	115.5	118.4	120.7
	2.4%	2.4%	2.0%	2.5%	1.9%	2.2%

(1)	Unless otherwise indicated, percentages are percentage changes from the previous year.
Source: Statistics Canada.

Economic Structure

In 2004, Québec accounted for 21.2% of Canada’s real GDP. The service sector accounted for 70.7% of Québec’s real GDP, compared with 26.6% for the secondary sector and 2.7% for the primary sector. Québec’s economy is influenced by developments in the economies of its major trading partners, especially the United States, which is Québec’s largest export market. In 2004, the value of exports to other Canadian provinces and the rest of the world represented 53% of Québec’s GDP.

The following table shows the contribution of each sector to real GDP which includes net taxes (taxes less subsidies) paid on factors of production. GDP is a measure of value added (the total value of goods delivered and services rendered less the cost of materials and supplies, fuel and electricity).

Table 2
Real Gross Domestic Product by Sector at Basic Prices in Chained 1997 Dollars(1)

					% of Total 2003			% of Total 2004
	2000	2001	2002	2003	Québec	Canada	2004	Québec	Canada
	(dollar amounts in millions)
Primary Sector:
Agriculture, forestry, fishing and hunting	$3,784	$4,091	$4,041	$4,264	2.0%	2.3%	$4,447	2.0%	2.3%
Mining and oil and gas extraction	1,516	1,453	1,471	1,476	0.7	3.6	1,446	0.7	3.6

	5,300	5,544	5,512	5,739	2.7	5.9	5,893	2.7	5.9

Secondary Sector:
Manufacturing	48,090	46,540	47,001	46,427	21.4	17.2	46,621	21.0	17.4
Construction	9,287	9,732	10,631	11,353	5.2	5.6	12,362	5.6	5.6

	57,377	56,272	57,632	57,780	26.6	22.8	58,982	26.6	23.0

Service Sector:
Community, business and personal services	45,919	47,017	48,862	50,394	23.2	22.5	51,147	23.1	22.1
Finance, insurance and real estate	33,365	34,131	36,131	36,949	17.0	20.0	38,110	17.2	20.1
Wholesale and retail trade	21,870	22,880	24,716	25,773	11.8	11.7	26,991	12.1	12.0
Governmental services	12,272	12,596	13,153	13,409	6.2	6.1	13,565	6.1	5.5
Information and cultural services	8,166	8,873	9,496	9,629	4.4	4.2	9,744	4.4	4.1
Transportation and warehousing	9,086	9,272	9,419	9,385	4.3	4.7	9,635	4.3	4.8
Other utility services	7,955	7,680	7,908	7,949	3.6	2.5	7,877	3.5	2.5
	138,587	142,360	149,528	153,374	70.7	71.3	156,848	70.7	71.1

Real GDP	$201,264	$204,176	$212,672	$216,893	100.0%	100.0%	$221,723	100.0%	100.0%

(1)	North American Industrial Classification System (NAICS) in chained 1997 dollars. For the chained 1997 dollars, the aggregate amounts are not equal to the sums of their components.

Source: Statistics Canada.

Primary Sector. In 2004, the primary sector, which includes agriculture, forestry, fishing and hunting, and mining and oil and gas extraction, contributed 2.7% of real GDP and accounted for 2.3% of employment in Québec. Québec’s forests, covering 1,140,000 square kilometers or 440,000 square miles, are among its most important natural resources. Québec’s logging operations were estimated to have produced approximately 1.4 billion cubic feet of timber in 2004, generating revenue of $2.5 billion from sales to domestic and foreign customers.

In mining and oil and gas extraction, which represented 24.5% of the primary sector in 2004, production is concentrated mainly in iron ore, nickel, gold, zinc and cement. In 2004, the value of mineral production amounted to $4.0 billion.

Secondary Sector. In 2004, the secondary sector, which consists of the manufacturing and construction industries, contributed 26.6% of real GDP and accounted for 21.6% of employment in Québec. In terms of real GDP, the construction industry recorded an 8.9% increase in 2004 over 2003. Real GDP in manufacturing increased slightly by 0.4% as export markets improved in 2004. The total value of manufacturers’ shipments increased by 6.7% to $137.2 billion in 2004, representing 23.2% of total Canadian shipments. Shipments of primary metal products increased by 18.1% in 2004, due entirely to price increases. Shipments of computer and electronic products (including telecommunications products) increased by 5.7% in 2004, following three years in which those shipments had decreased as a result of a significant decline in world demand, particularly for telecommunication products.

Durable goods accounted for 56.0% of manufacturing real GDP and 52.5% of manufacturing employment. The leading manufacturing industries in Québec are primary metal products (including aluminum smelting) , food products, transportation equipment products (including aircraft and motor vehicles and associated parts), paper products, wood products and petroleum and coal products. As a result of its competitive advantage in low-cost electricity production, Québec is one of the world’s leading producers of aluminum.

Table 3
Value of Manufacturers’ Shipments (1)

					% of Total		% of Total
	2000	2001	2002	2003	2003	2004	2004
	(dollar amounts in millions)
Primary metals	$14,127	$13,703	$14,324	$14,769	11.5%	$17,440	12.7%
Food	12,900	14,229	14,415	15,170	11.8	16,237	11.8
Transportation equipment	16,706	16,236	13,533	12,570	9.8	13,012	9.5
Paper	12,111	11,993	11,599	10,620	8.3	10,475	7.6
Wood	8,340	8,032	8,925	8,848	6.9	10,028	7.3
Petroleum and coal	6,982	6,673	7,138	8,007	6.2	9,870	7.2
Chemicals	7,559	8,231	8,557	8,556	6.7	9,051	6.6
Fabricated metals	6,452	6,441	6,566	6,597	5.1	7,137	5.2
Plastics and rubber	4,800	5,067	5,709	6,038	4.7	6,466	4.7
Computers and electronics	15,162	8,626	7,077	5,856	4.6	6,188	4.5
Machinery	5,216	5,180	5,107	4,920	3.8	5,118	3.8
Furniture	3,593	3,787	4,173	3,940	3.1	3,916	2.9
Other	22,972	23,269	23,141	22,623	17.6	22,223	16.2

	$136,920	$131,467	$130,264	$128,514	100.0%	$137,161	100.0%

(1)	North American Industrial Classification System (NAICS).

Source: Statistics Canada.

Service Sector. The service sector includes a wide range of activities such as community, business and personal services, finance, insurance and real estate, wholesale and retail trade, governmental services, information and cultural services, transportation and warehousing, and other utility services. In 2004, the service sector contributed 70.7% of real GDP and accounted for 76.1% of employment in Québec.

In terms of real GDP, increases in the service sector in 2004 occurred in wholesale and retail trade (4.7%), finance, insurance and real estate (3.1%), transportation and warehousing (2.7%), community, business and personal services (1.5%), governmental services (1.2%) and information and cultural services (1.2%). A 0.9% decrease was registered in other utility services.

Due to Québec’s large territory, transportation facilities are essential to the development of its economy. Water transportation is provided mainly through the St. Lawrence River and Seaway. Approximately 26% of all international tonnage handled in Canadian ports in 2003 (the last year for which information is available) passed through Québec’s shipping facilities. Highway, rail and air transportation systems service the populated areas, with higher concentrations in the metropolitan areas of Montréal and Ville de Québec.

The financial sector includes large Canadian and foreign financial institutions, Québec’s cooperative institutions and Government financial intermediary enterprises and fiduciary agencies (particularly the Caisse de dépôt et placement du Québec).

Capital Expenditures. In 2004, the value of capital expenditures by the private and public sectors increased by 13.0% in Québec. Total capital expenditures increased as a result of a 22.9% increase in residential investment and an 8.1% increase in non-residential investment. Concerning non-residential investment, increases were 10.6% in the public sector and 6.8% in the private sector.

The increase in non-residential investment resulted in major part from increases in information, cultural and other utilities (27.4%), transportation and warehousing (16.8%),construction (15.3%), finance, insurance and real estate operators (11.0%), governmental, educational, health and social services (6.8%) , business services, accommodation and other services (2.2%) and wholesale and retail trade (1.0%). These increases were partially offset by decreases in manufacturing (-5.2%), mining and oil and gas extraction (-5.2%) and agriculture, forestry, fishing and hunting (-4.3%).

Table 4
Private and Public Sectors Capital Expenditures in Québec (1)

					% of Total		% of Total
	2000	2001	2002	2003	2003	2004	2004
	(dollar amounts in millions)
Non-residential Investment:
Governmental, educational, health and social services	$4,965	$5,468	$6,340	$6,436	14.8%	$6,874	14.0%
Information, cultural and other utilities	4,245	4,408	4,245	4,607	10.6	5,867	12.0
Finance, insurance and real estate operators	4,582	4,789	4,857	4,788	11.0	5,316	10.8
Manufacturing	6,735	5,290	4,490	5,081	11.7	4,817	9.8
Wholesale and retail trade	1,761	2,014	2,207	2,247	5.1	2,270	4.6
Business services, accommodation and other services	2,085	1,997	2,113	2,221	5.1	2,270	4.6
Transportation and warehousing	1,547	1,787	1,865	1,549	3.6	1,809	3.7
Construction	655	699	853	945	2.2	1,090	2.2
Agriculture, forestry, fishing and hunting	891	837	971	768	1.8	735	1.5
Mining and oil and gas extraction	1,207	829	560	534	1.2	506	1.0

	$28,673	$28,117	$28,499	$29,177	67.1%	$31,554	64.2%
Residential Investment	7,814	9,442	12,244	14,309	32.9	17,591	35.8

	$36,487	$37,559	$40,743	$43,485	100.0%	$49,144	100.0%

Private sector	$29,228	$29,358	$31,040	$33,423	76.9%	$38,012	77.3%
Public sector	7,259	8,201	9,703	10,063	23.1	11,132	22.7

	$36,487	$37,559	$40,743	$43,485	100.0%	$49,144	100.0%

(1)	North American Industrial Classification System (NAICS).

Source: Statistics Canada.

International Exports. In 2004, Québec’s exports of goods and services totaled $140.5 billion, of which $89.1 billion (63.4%) were international exports and $51.4 billion (36.6%) were inter-provincial exports. Québec’s international exports represented 18% of Canada’s total exports. Québec’s imports of goods and services totaled $141.7 billion, of which $87.9 billion (62.0%) were international imports and $53.8 billion (38.0%) were inter-provincial imports. Québec’s international imports represented 20.1% of Canada’s total imports. For the first time in seven years, Québec’s external sector (as defined under the Provincial Economic Accounts of Statistics Canada) registered a small overall deficit of $1.1 billion, a net result of a surplus of $1.2 billion on international trade and a deficit of $2.3 billion on inter-provincial trade. In 2003, Québec registered an overall surplus of $0.2 billion, as a $3.1 billion surplus on the international account was more than sufficient to cover a $2.9 billion deficit on the inter-provincial account.

International exports of goods originating from Québec, computed by the Institut de la statistique du Québec from data on Canada’s total exports of goods, were $68.6 billion for 2004, compared with $64.2 billion for 2003, representing an increase of 6.8%. Increases occurred in 2004 in the value of exports of chemical products (40.9%), lumber and wood products (25.7%), electronic products (13.0%), plastic products (9.9%), machinery (9.3%), newsprint and printing paper (5.1%), tools and other equipment (3.2%), clothing and apparel (1.9%), motor vehicles and associated parts (1.4%), and aluminum and alloys (1.2%). The increase in exports of electronic products followed three years of decreases resulting from a significant decline in world demand, particularly for telecommunication products, from 2001 to 2003 following a period of strong growth. These increases were partially offset by a decrease in the value of exports of aircraft and associated parts (-13.9%).

The United States is Québec’s principal international export market, accounting for 81.7% of the international exports of goods in 2004.

Table 5
Québec’s International Exports of Goods

					% of Total		% of Total
	2000	2001	2002	2003	2003	2004	2004
	(dollar amounts in millions)
Aircraft and associated parts	$8,043	$10,858	$10,428	$10,960	17.1%	$9,434	13.8%
Aluminum and alloys	4,630	5,168	5,266	5,194	8.1	5,254	7.7
Electronic products	13,283	6,678	4,639	4,336	6.7	4,901	7.1
Lumber and wood products	3,744	3,618	3,474	3,175	4.9	3,991	5.8
Newsprint and printing paper	4,604	4,734	3,975	3,652	5.7	3,839	5.6
Chemical products	1,813	2,048	2,045	1,850	2.9	2,606	3.8
Tools and other equipment	2,370	2,313	2,429	2,255	3.5	2,327	3.4
Machinery	2,004	2,064	1,990	2,095	3.3	2,290	3.3
Motor vehicles and associated parts	3,544	2,908	2,965	1,917	3.0	1,944	2.8
Clothing and apparel	1,664	1,699	1,760	1,613	2.5	1,643	2.4
Paperboard / Plastic products	1,315	1,264	1,339	1,330	2.1	1,462	2.1
Other goods	27,107	27,466	27,936	25,851	40.2	28,923	42.2

Total	$74,120	$70,819	$68,246	$64,228	100.0%	$68,614	100.0%

Source: Institut de la statistique du Québec.

Labor Force. In 2004, the labor force was estimated at 4.0 million persons, an increase of 0.9% from 2003. The labor force participation rate for 2004 was estimated at 65.9% in Québec, compared with 67.6% in Canada. Total employment increased by 1.7% in 2004 in Québec, compared with an increase of 1.8% in Canada. The unemployment rate in Québec decreased from 9.2% in 2003 to 8.5% in 2004, compared with a decrease from 7.6% to 7.2% in Canada for the same period.

Energy. Of the total energy consumed in Québec in 2002 (the last year for which information is available), energy derived from electricity accounted for 38.0%, oil for 37.6%, natural gas for 12.9%, biomass for 10.5% and coal for 1.0%.

Québec generates approximately one-third of all electricity produced in Canada and is one of the largest producers of hydroelectricity in the world. In 2004, more than 95% of all electricity produced in Québec was from hydroelectric installations. More than 42,200 megawatts (“MW”) of hydroelectric capacity (including the capacity of independent producers and the firm capacity currently available from Churchill Falls (Labrador) Corporation Limited) have been or are in the process of being developed. Of the total electricity produced in Québec in 2004, 7.3% was exported to the United States and to other Canadian provinces, compared with 7.4% in 2003.

Free Trade Agreements

Canada is a member of the World Trade Organization (“WTO”) and has also signed other trade agreements in order to promote commerce with economic partners. In 1989, the United States and Canada entered into a free trade agreement (“FTA”) which has led to the gradual elimination of tariffs on goods and services between the two countries and to the liberalization of trade in several sectors including the energy sector. The FTA provides for a binding binational review of domestic determinations in antidumping and countervailing duty cases and for binational arbitration of disputes between Canada and the United States as to either’s compliance with the FTA or with the rules of the WTO. In 1994, Canada, the United States and Mexico signed a similar free trade agreement, the North American Free Trade Agreement (“NAFTA”), which resulted, with a few exceptions, in the gradual elimination by 2003 of tariffs on goods and services among Canada, the United States and Mexico. In April 1998, negotiations were undertaken between countries of the Americas (North, Central and South) to reach a new trade agreement by January 1st 2005 (Free Trade Area of the Americas or “FTAA”). Although the January 1st 2005 deadline has expired, negotiations for the FTAA are continuing. In other bilateral initiatives, Canada entered into similar free trade agreements in 1997 with Chile and Israel and in 2000 with Costa Rica.

Softwood Dispute. In April 2001, a coalition of American lumber producers and various labor unions filed a petition with the U.S. Department of Commerce (“DoC”) and the U.S. International Trade Commission (“ITC”) alleging that softwood lumber imports from Canada were subsidized by the federal and provincial governments. As a result, in early 2002, the DoC and the ITC established countervailing duties (“CVD”) and antidumping duties (“AD”) on softwood lumber imports. The Government and the federal government have consistently denied these allegations, and the federal government and the Canadian lumber industry are challenging the U.S. measures under NAFTA and WTO agreements. A NAFTA panel and a WTO panel have issued various rulings in connection with these challenges, to which DoC and ITC have responded. Over this period, the rates of CVD and AD have changed several times, and the combined rates have varied from 13.22% to 27.22%. Since December 24, 2004, the combined rates have equaled 20.96%.

In August 2004, a binational NAFTA panel determined that evidence on record does not support a finding of threat of material injury, and therefore the United States would be required to drop the AD and CVD duties and return the monies collected from the Canadian softwood exporters. However, in November 2004, the U.S. government appealed the panel’s decision under the NAFTA “extraordinary challenge” procedure. This and various other related proceedings are ongoing.

Representatives of the federal and provincial governments are negotiating with representatives of DoC to find alternative ways of resolving the dispute. The American and Canadian lumber industries are also involved in these discussions. Since March 2005, a “temporary solution”, outlined in a proposed agreement by the federal government with the approval of provincial governments and lumber companies, involving the imposition of an export tax by Canada, has been under consideration. The export tax on softwood lumber from provinces subject to the tax would be reduced or eliminated upon implementation of the policy reforms outlined in the province-specific annexes to the proposed agreement. The Canadian proposal requires the U.S. government to refund, with interest, all duties-related cash deposits currently held by the U.S. Treasury that have been paid by Canadian exporters of softwood lumber since AD and CVD orders were put in place in May 2002. It also involves the establishment of an independent mechanism for resolving disagreements. It is not clear, however, how or when this dispute will be resolved.

Government Finances

Financial Administration

The Minister of Finance is responsible for the general administration of the Government’s finances. The Financial Administration Act, the Balanced Budget Act and the Act to establish a budgetary surplus reserve fund govern the management of public monies of Québec and the Public Administration Act governs the management of financial, human, physical and information resources of the Administration. The Conseil exécutif issues Orders in Council which authorize the Minister of Finance to enter into financial contracts, including those related to borrowings by the Government. The Conseil du trésor determines the accounting policies. The accounts of the Government are kept on a modified accrual basis. The fiscal year of the Government ends March 31. The Auditor General is responsible for the auditing of the consolidated financial statements of the Government and reporting annually to the National Assembly. The audit is conducted in accordance with Canadian generally accepted auditing standards.

All revenues and monies over which the Parliament has power of appropriation form the Consolidated Revenue Fund of Québec. The Budget and appropriations from the Consolidated Revenue Fund and consolidated organizations are published at the beginning of each fiscal year. Interim financial statements and revisions to the Budget forecast are published quarterly.

Transactions are classified as “budgetary”, “non-budgetary” or “financing”:

•	budgetary transactions include:

With respect to the Consolidated Revenue Fund:

-	revenue consisting of taxes, duties and permits, net results from Government enterprises (1), transfers from the federal government and miscellaneous sources; and

-	expenditure consisting of operating expenditures for goods and services which include, among other things, transfer payments, remuneration, and debt service.

With respect to consolidated organizations (2):

-	the net result of their self-generated revenues less their expenditures offset by transfers from the Consolidated Revenue Fund.

•	non-budgetary transactions include changes in the balances of investments, loans and advances made by the Government, particularly to its own enterprises, changes in net fixed assets made by the Government, changes in the retirement plans liability and changes in other accounts.

•	financing transactions include changes in cash position, changes in direct debt and changes in the retirement plans sinking fund.

The Balanced Budget Act is designed to ensure that over time and on a cumulative basis the Government maintains budgetary balance. Any sum lacking for meeting the budgetary balance or surplus objectives determined by the Act (an “overrun”) of less than $1 billion in a fiscal year must be offset by the Government in the next fiscal year. If an overrun exceeding $1 billion stems from any of the exceptional circumstances defined in the Act, the Government may exceed the deficit objective for more than one year, but must offset the overrun over a maximum period of five years. If the Government achieves a surplus in its budgetary objectives for a fiscal year, it may then incur overruns in subsequent fiscal years up to the amount of that surplus. However, if the Government is operating under an offsetting financial plan, it must apply any surplus to offset any already recorded or anticipated overruns.

Under the Act to establish a budgetary surplus reserve fund, a surplus may be appropriated to a budgetary reserve fund which may be used for capital projects or projects of defined duration or for the maintenance of a budgetary balance when circumstances mentioned in the Act arise. The amounts paid into the reserve remain under full Government control.

In Fiscal 2002, a surplus of $22 million was achieved through the use of the budgetary reserve of $950 million created in Fiscal 2001. In Fiscal 2003, there was a deficit of $728 million. For Fiscal 2004, a balanced budget was achieved, prior to the consideration of exceptional losses of $358 million of the SGF. Notwithstanding the overruns in Fiscals 2003 and 2004, the Government remains in compliance with the Balanced Budget Act as a result of the accumulated surpluses achieved at the end of Fiscal 2002. The preliminary results for Fiscal 2005 indicate that a balanced budget was achieved. On April 21, 2005, the Government presented a balanced budget for 2005-2006.

(1)	A Government enterprise is a separate legal entity that has the authority to enter into contracts in its own name and to go before a court. Its main activity is the sale of goods or the delivery of services to individuals or to organizations not included in the Government’s reporting entity.

(2)	Consolidated organizations are those entities required to report to the National Assembly for the management of their operations and for the use of their financial resources. They include organizations and special funds which pursue objectives complementary to governmental programs but exclude Government enterprises. From an administrative and accounting point of view, consolidated organizations are under the direct control of the Government and form entities distinct from the Consolidated Revenue Fund.

The following table summarizes the consolidated financial transactions of the Government for the three years ended March 31, 2004, the preliminary results for Fiscal 2005 and the budget forecast for Fiscal 2006.

Table 6
Summary of Consolidated Financial Transactions (1)

	Year ending March 31
				Preliminary	Budget
				Results	Forecast
	2002	2003	2004	2005	2006
	(dollar amounts in millions)
Budgetary transactions of Consolidated Revenue Fund
Own-source revenue before exceptional losses of SGF (2)(3)	$38,506	$40,720	$42,241	$44,161	$45,528
Federal transfers	8,885	8,932	9,370	9,228	9,607

Total revenue	47,391	49,652	51,611	53,389	55,135

Program spending	(41,863)	(43,837)	(45,302)	(46,742)	(48,407)
Debt service	(6,687)	(6,583)	(6,655)	(6,868)	(6,995)

Total expenditure	(48,550)	(50,420)	(51,957)	(53,610)	(55,402)

Net results of Consolidated Revenue Fund	(1,159)	(768)	(346)	(221)	(267)

Net results of consolidated organizations	322	379	346	221	267

Budgetary reserve
Use of funds allocated to reserve (4)	950	—	—	—	—

Consolidated budget balance before exceptional losses of SGF	113	(389)	0	0	0

Exceptional losses of SGF	(91)	(339)	(358)	—	—

Consolidated budget balance	22	(728)	(358)	0	0

Consolidated non-budgetary transactions
Investments, loans and advances	(1,142)	(1,651)	(1,125)	(1,075)	(1,517)
Fixed assets	(995)	(1,482)	(1,019)	(919)	(1,242)
Retirement plans	2,089	2,007	2,219	2,174	2,016
Other accounts (5)	(589)	217	(1,183)	(592)	309

	(637)	(909)	(1,108)	(412)	(434)

Consolidated net financial requirements	$(615)	$(1,637)	$(1,466)	$(412)	$(434)

Consolidated financing transactions
Change in cash position (6)	236	(3,090)	2,316	(813)	2,661
Change in direct debt (7)	3,519	6,368	1,514	5,359	(1,072)
Retirement plans sinking fund (8)	(3,140)	(1,641)	(2,364)	(4,134)	(1,155)

Total financing of consolidated transactions	$615	$1,637	$1,466	$412	$434

(1)	The categories set forth reflect the presentation of the 2005-2006 Budget.

(2)	In fiscal 2003 provincial own-source revenue includes a non-cash entry of $739 million, reflecting elimination of the accumulated deficit in a government agency, the Commission de la santé et de la sécurité au travail (“CSST”), the functions of which were transferred to a trust fund effective as of January 2003.

(3)	In December 2003, the Government decided to separate the insurance mission of the Société de l’assurance automobile du Québec (“SAAQ”) from its other mandates. Accordingly, funds collected for this mission now constitute a trust separate from the amounts collected for other activities. Legislation was enacted by the National Assembly in December 2004. This legislation entails the transfer of the insurance mission patrimony constituted as at December 31, 2003 to a trust fund, the Fonds d’assurance automobile du Québec, on January 1, 2004. In return, the trust fund assumes almost all of the SAAQ’s liabilities as at December 31, 2003. Since this trust fund is not included in the Government’s reporting entity, the Government wrote off its negative investment of $412 million in the SAAQ on January 1, 2004. The net impact of this change was to increase revenue by $160 million, given the SAAQ’s $252-million deficit for the period from April 1, 2003 to December 31, 2003.

(4)	In the 2001-2002 Budget, the then Finance Minister announced the creation of a reserve of $950 million out of budgetary surpluses posted in Fiscal 2001. Of this amount, $280 million was used to finance new spending and $670 million to maintain a balanced budget in Fiscal 2002.

(5)	Reflects year-to-year changes in accounts payable and receivable, cash on hand and outstanding bank deposits and checks.

(6)	A positive number indicates a net decrease in cash.

(7)	Represents mainly new borrowings of $9,011 million, $11,430 million, $7,546 million, $12,412 million and $5,495 million for each of Fiscal 2002 through 2006, respectively, less repayment of borrowings.

(8)	This sinking fund receives amounts to cover retirement benefits payable by the Government under the public and parapublic sector retirement plans (see “Consolidated Non-Budgetary Transactions Relating to Retirement Plans”).

2004-2005 Preliminary Results

Preliminary results for the Government’s financial transactions in Fiscal 2005 indicate that a balanced budget was achieved.

The revenue of the Consolidated Revenue Fund for Fiscal 2005 is expected to be $36 million lower than forecast in the March 30, 2004 Budget. Excluding Government enterprises, the downward adjustment to own-source revenue amounts to $258 million. This adjustment reflects mainly the lower-than-expected revenue from personal and corporate taxes. The profits of Government enterprises are revised downward by $530 million, mainly due to the $483 million decrease in revenue from the sale of assets or the disposition of investments, which were previously forecast at $880 million. Federal transfers are expected to be $752 million higher than budgeted in March 2004. Equalization revenue was revised upward by $279 million, due to the new equalization framework announced by the federal government at the first ministers’ meeting in October 2004. Revenue from the Canada Health and Social Transfer is adjusted upward by $453 million, essentially because of the Health Accord concluded between the federal government and all provinces and territories in September 2004 (the “Health Accord”) which increases the anticipated amount of this transfer by $502 million for Québec.

Expenditure of the Consolidated Revenue Fund was revised downward by $71 million compared with the Budget of March 2004 as debt service reflects the better-than-expected results of the sinking fund for borrowings and the retirement plans sinking fund. The revenue of these funds is recorded as a reduction of debt service. The program spending objective (expenditures excluding debt service) set for fiscal 2004-2005 was met.

The net results of consolidated organizations amount to $221 million, which represent $35 million less than forecast in the March 2004 Budget.

2005-2006 Budget

The Government’s financial framework is based on the maintenance of a balanced budget, as required by the Balanced Budget Act. The Government expects net financial requirements of $434 million in 2005-2006. The net financial requirements of consolidated organizations amount to $934 million while the net financial surpluses of the Consolidated Revenue Fund are budgeted to be $500 million.

In 2005-2006, total revenue of the Consolidated Revenue Fund is forecast to be $55,135 million, an increase of 3.3% compared with the preliminary results for 2004-2005. Own-source revenue is budgeted at $45,528 million, a 3.1% growth compared with 2004-2005. For personal income tax, the most important source of revenue, the growth rate is 1.9%, reflecting the impact of fiscal measures announced in the 2005-2006 budget as well as in the previous year’s budget. Nearly 83% of total revenue comes from own-source revenue. Federal transfers are expected to increase by 4.1% ($9,607 million), as a result of the first minister’s meetings on healthcare and equalization that occurred in September and October 2004.

The Government’s expenditure is expected to total $55,402 million in Fiscal 2006, 3.3% higher than the preliminary results of Fiscal 2005. Program spending will increase by 3.6% in Fiscal 2006 to $48,407 million. Nearly 70% of the growth in program spending is attributable to the health and social services sector and the education sector. The ratio of the Government’s program spending to GDP is budgeted to decrease to 17.3% in 2005-2006. Total debt service is expected to increase by 1.8% to $6,995 million. The portion of consolidated revenue allocated to consolidated debt service is budgeted to represent 13.1% in 2005-2006, a decline from 14.3% in 2001-2002.

The consolidated organizations are budgeted to provide net results of $267 million in 2005-2006, an increase of $46 million compared with net results recorded in 2004-2005.

The projections in the 2005-2006 Budget reflect the following assumptions regarding the economy of Québec for 2005.

Table 7
Economic Assumptions included in the 2005-2006 Budget for the Year 2005

Percentage Change
over 2004
GDP:
At current market prices	4.6%
In chained 1997 dollars	2.4
Personal income	4.1
Business non-residential capital expenditures (1997 prices)	9.0
Consumer expenditures	4.9
Labor force	1.4
Employment	1.5

Average Rate
Unemployment rate	8.4%

Source:	Ministère des Finances du Québec.

Note:	Economic assumptions, such as those included in the table above in this report and in all amendments to this report, are developed by Québec for and are a necessary part of the budget process. Actual results may differ materially from these assumptions.

Consolidated Revenue Fund Revenue

The following table shows own-source revenue and federal transfers by source of revenue for the Consolidated Revenue Fund.
Table 8
Consolidated Revenue Fund Revenue by Source Before the Exceptional Losses of SGF

	Year ending March 31
				Preliminary	Budget
				Results	Forecast	% of Total
	2002	2003	2004	2005	2006	2006
	(dollar amounts in millions)
Own-source revenue
Income and property taxes
Personal income tax	$15,274	$15,569	$15,678	$16,385	$16,691	30.3%
Contributions to Health Services Fund	4,291	4,068	4,649	4,844	5,031	9.1
Corporate taxes	4,029	3,735	3,892	4,177	4,302	7.8

	23,594	23,372	24,219	25,406	26,024	47.2

Consumption taxes
Retail sales	7,294	8,051	8,658	9,219	9,715	17.6
Fuel	1,536	1,645	1,685	1,682	1,715	3.1
Tobacco	652	867	889	913	912	1.7
Alcoholic beverages	384	416	409	407	419	0.8

	9,866	10,979	11,641	12,221	12,761	23.2

Duties and permits
Motor vehicles	662	690	707	723	737	1.3
Natural resources	188	201	108	176	126	0.2
Other	196	197	206	200	201	0.4

	1,046	1,088	1,021	1,099	1,064	1.9

Miscellaneous
Sales of goods and services	412	440	399	377	397	0.7
Interest	395	321	317	354	390	0.7
Fines, forfeitures and recoveries	371	417	471	411	439	0.8

	1,178	1,178	1,187	1,142	1,226	2.2

Revenue from Government enterprises before exceptional losses of SGF (1)
Société des alcools du Québec	489	540	571	547	682	1.2
Loto-Québec	1,352	1,353	1,393	1,494	1,536	2.8
Hydro-Québec	1,041	1,842	2,049	2,115	2,125	3.9
Other (2)(3)	(60)	368	160	137	110	0.2

	2,822	4,103	4,173	4,293	4,453	8.1

Total own-source revenue before exceptional losses of SGF	38,506	40,720	42,241	44,161	45,528	82.6

Federal transfers (4)
Equalization	5,336	5,315	4,065	5,221	4,667	8.5
Canada Health and Social Transfer	2,958	2,648	4,266	—	—	0.0
Transfers for health services	—	—	—	2,417	3,060	5.5
Transfers for post-secondary education and other social programs	—	—	—	926	962	1.7
Other transfers related to fiscal arrangements	27	34	64	—	—	0.0
Other programs	564	935	975	664	918	1.7

Total federal transfers	8,885	8,932	9,370	9,228	9,607	17.4

Total revenue before exceptional losses of SGF	$47,391	$49,652	$51,611	$53,389	$55,135	100.0%

(1)	Includes the dividends declared and the changes in surpluses or deficits accumulated by Government enterprises, which are consolidated with a corresponding revaluation of the investment held by the Government. The declared dividends were $2,360 million, $2,624 million, $3,029 million and $3,391 million for each of Fiscal 2002 through 2005, respectively, and are budgeted to be $3,260 million for Fiscal 2006.

(2)	In fiscal 2003, provincial own-source revenue includes a non-cash entry of $739 million, reflecting elimination of the accumulated deficit in a government agency, the Commission de la santé et de la sécurité au travail (“CSST”), the functions of which were transferred to a trust fund effective as of January 2003.

(3)	In December 2003, the Government decided to separate the insurance mission of the Société de l’assurance automobile du Québec (“SAAQ”) from its other mandates. Accordingly, funds collected for this mission now constitute a trust separate from its other mandates. Legislation was enacted by the National Assembly in December 2004. This legislation entails the transfer of the insurance mission patrimony constituted as at December 31, 2003 to a trust fund, the Fonds d’assurance automobile du Québec, on January 1, 2004. In return, the trust fund assumes almost all of the SAAQ’s liabilities as at December 31, 2003. Since this social trust is not included in the Government’s reporting entity, the Government wrote off its negative investment of $412 million in the SAAQ on January 1, 2004. The net impact of this change was to increase revenue by $160 million, considering the SAAQ’s $252-million deficit for the period from April 1, 2003 to December 31, 2003.

(4)	The 2005-2006 Budget adopts a new way of presenting the Québec government’s federal transfer revenue. Changes were made to the list of programs to reflect the federal government’s restructuring of major transfer programs starting in 2004-2005. The federal government divided the Canada Health and Social Transfer (CHST) into two different programs in 2004-2005. The revenue from these new programs is entered as “Transfers for health care” and “Transfers for post-secondary education and other social programs.” The total of these two new items corresponds to the old item “CHST.” In addition, henceforth, “Other transfers related to fiscal arrangements,” which generated $33 million in revenue from tax on preferred shares in 2004-2005, will be combined with “Other programs.”

Taxes. The Government and the federal government share the power to levy personal income taxes in Québec. The Government levies and collects its own personal income tax at rates ranging from 16% to 24% in three brackets.

Québec corporations are subject to taxation at the provincial level on profits, capital and wages. A provincial income tax rate of 8.9% is applied for the year 2005 on active business income of corporations, regardless of size, and a rate of 16.25% is applied on non-active business income, representing no change from the rates applied in 2004. The corporate tax on capital is 0.6% in 2005 (same rate applied in 2004) and the exemption on paid-up capital is $1 million in 2005, compared to $600,000 in 2004. Since January 2005, 75% of companies in Québec no longer have to pay the Québec tax on capital.

A tax on wages is applied to finance the Health Services Funds. The tax rate is 2.7% for payrolls under $1 million. The rate increases proportionally from 2.7% to 4.26% for payrolls between $1 million and $5 million. For payrolls over $5 million, the tax rate is 4.26%.

The 2005-2006 Québec Budget introduced a major reform of corporate taxation. The rate of the tax on capital will be reduced by over 50% by 2009. The rate will fall from 0.6% to 0.29% beginning January 1, 2006. In addition, the income tax rate of small and medium-size enterprises (“SMEs”) will be lowered to 8.5% as of January 1, 2006. Starting January 1, 2006, the income tax rate of large companies will gradually rise from 8.9% to 11.9% in 2009. The combined federal and provincial tax rate on the income of large companies in Québec will remain at 30.9%.

Other measures have been introduced to increase investment, in particular a capital tax credit of 5% of the value of new investments in manufacturing and processing equipment.

Québec’s corporate tax system provides incentives for the development of the new economy (tax credits in research and development), encourages investment (partial tax holiday: ten years for manufacturing SMEs in remote resource regions) and supports secondary and tertiary processing activities in resource-based regions (including Abitibi-Témiscamingue, Bas-Saint-Laurent, Côte-Nord, Gaspésie-Îles-de-la-Madeleine, Mauricie, Nord-du-Québec and Saguenay-Lac-Saint-Jean).

The Québec Sales Tax (“QST”) is a multi-stage value-added tax which applies uniformly at each stage of the production and marketing of goods and services. A mechanism provides refunds of the tax paid on inputs at various stages of production in order to avoid double taxation. For large businesses, refunds of QST are not allowed on energy (unless used to produce movable property), telecommunications, road vehicles, fuel and meals and entertainment. The QST rate is 7.5%.

On June 30, 2003, the Grand Chief of the Assembly of First Nations of Québec and Labrador filed a motion in the Québec Superior Court for authorization to file a class action on behalf of all status Indians (except for James Bay Crees) who have paid Québec fuel tax since July 1, 1973 (the date on which this tax came into force) on purchases of fuel on a reserve in Québec. Québec fuel tax legislation requires status Indians to pay the fuel tax embedded in the price of fuel at the pump but allows them to claim a rebate of the tax paid from the Québec Ministry of Revenue. The proposed class action alleges that many status Indians failed to file a rebate claim for the fuel tax they paid and that the rebate system is not valid as the tax should not have been paid in the first place in view of the federal Indian Act which exempts from taxes the property of a status Indian when it is located on a reserve. The amounts the proposed class action could potentially involve have not yet been ascertained. The motion has not yet been heard and both the claimant, the Grand Chief of the Assembly of First Nations of Québec and Labrador, and the Minister responsible for Aboriginal Affairs have publicly indicated their preference for a negotiated settlement of this issue.

Federal Transfers. A major category of federal transfers is equalization. Equalization is designed to enable provincial governments to offer reasonably comparable levels of public services without having to impose unduly high taxation. The equalization program was renewed in May 2004 for a period of five years. However, in September 2004, the federal government also announced a reform of the equalization program. For many years, the total amount of equalization paid out by the federal government and its distribution among the provinces have been calculated according to a single formula. Henceforth, these two components will no longer be linked in calculating the provinces’ equalization entitlements. As part of the program reform, the federal government fixed equalization funding at $10 billion in 2004-2005 and $10.9 billion in 2005-2006, provided for an annual increase of 3.5% in equalization entitlements as of 2006-2007 and mandated a panel of experts to recommend, by December 2005, a new allocation formula for distributing equalization funding among the provinces as of 2006-2007.

The federal government contributes to the financing of provincial health programs by means of the Canada Health Transfer (“CHT”) and to post-secondary education and income security programs by means of the Canada Social Transfer (“CST”). The federal government divided the Canada Health and Social Transfer (“CHST”) into two different programs in 2004-2005. The revenue from these new programs is entered as “Transfers for health care” and “Transfers for post-secondary education and other social programs.” The total of these two new items corresponds to the old item “CHST.” There are two types of transfers under the CHT/CST: tax transfers and cash transfers. Total entitlements per province are first established, from which tax transfers are deducted to arrive at cash transfers. Tax transfers represent a portion of the federal personal and corporate income tax collected in the provinces. Cash transfers fluctuate based on total entitlements and the value of taxes transferred in a given year.

Until 2000-2001, total entitlements were distributed to reflect 1995-1996 Established Program Financing (EPF) and Canada Assistance Plan (CAP) shares, adjusted to reflect demographic growth and each province’s share of Canada’s total population. Since 2001-2002, the distribution of total entitlements reflects each province’s share of the population. Other federal transfers generally represent cost-sharing agreements for education, regional economic development and the labor market.

Consolidated Revenue Fund Expenditure

The following table shows program spending and debt service (by mission) for the Consolidated Revenue Fund.

Table 9
Consolidated Revenue Fund Expenditure

	Year ending March 31
				Preliminary	Budget
				Results	Forecast	% of Total
	2002	2003	2004	2005	2006	2006
		(dollar amounts in millions)
Economy and environment:
Transportation	$1,443	$1,467	$1,547	$1,656	$1,808	3.3%
Employment	964	970	946	915	900	1.6
Agriculture, fisheries and food	651	641	662	660	653	1.2
Environment	644	646	644	563	569	1.0
Other	2,019	2,059	1,712	1,691	1,790	3.2

	5,721	5,783	5,511	5,485	5,720	10.3

Education and culture:
Educational institutions (1)	10,049	10,578	10,915	11,212	11,529	20.8
Culture and communications	479	490	512	521	536	1.0
Teachers pension plan (1)	566	589	659	670	672	1.2
Other	135	155	133	106	99	0.2

	11,229	11,812	12,219	12,509	12,836	23.2

Health and social services:
Health and social services (1)	12,891	13,306	14,196	14,884	15,501	28.0
Régie de l’assurance-maladie du Québec (2)	4,295	4,610	4,877	5,152	5,361	9.7

	17,186	17,916	19,073	20,036	20,862	37.7

Support for individuals and families:
Income security	3,073	3,150	3,207	3,168	3,112	5.6
Other	1,312	1,466	1,637	1,714	1,830	3.3

	4,385	4,616	4,844	4,882	4,942	8.9

Administration and justice:
Public security	799	871	935	941	906	1.6
Revenue (3)	613	779	717	622	603	1.1
Municipal affairs	652	654	628	774	801	1.4
Justice	349	373	393	419	417	0.8
Retirement and insurance plans (1)	312	313	325	304	304	0.6
Other	617	720	657	770	1,237	2.2

	3,342	3,710	3,655	3,830	4,268	7.7

Anticipated lapsed appropriations	—	—	—	—	(150)	(0.3)
Appropriations carried over in 2005-2006	—	—	—	—	(71)	(0.1)

	—	—	—	—	(221)	(0.4)

Total program spending	41,863	43,837	45,302	46,742	48,407	87.4

Debt service:
Direct debt service	3,970	3,935	3,913	4,080	4,319	7.8
Interest on retirement plans	2,717	2,648	2,742	2,788	2,676	4.8

Total debt service	6,687	6,583	6,655	6,868	6,995	12.6

Total expenditure	$48,550	$50,420	$51,957	$53,610	$55,402	100.0%

(1) Includes provisions for the cost of accrued benefits due from the Government for retirement plans.

(2) Québec’s health insurance plan.

(3) Ministry responsible for the administration of most of Québec’s tax laws and tax collection.

Economy and Environment. Expenditures are budgeted to increase by 4.3% in Fiscal 2006 from the preceding fiscal year. The rise in expenditures is notably due to the increase in the contribution to the Road Network Preservation and Improvement Fund.

Transportation expenditures include payments to public transportation agencies, primarily in the form of support for the Montréal subway system, and expenditures for highway maintenance.

The Agriculture, Fisheries and Food program includes expenditures in the agricultural sector to assist farm production.

Expenditures categorized as “Environment” include mainly debt service for the water purification program and all expenditures related to sustainable development of the environment, environmental protection, conservation and development of wildlife and natural heritage.

A significant portion of the remaining economic programs is intended to promote and create employment. The Government’s fiscal policies with respect to job creation involve various measures, including investment tax credits designed to increase research and development in Québec and thereby indirectly create new jobs.

Education and Culture. Expenditures are budgeted to increase by 2.6% in Fiscal 2006 from the preceding fiscal year. This increase will primarily serve to maintain the quality of educational services, through funding of structural expenditure growth in the educational systems. Expenditures in Fiscal 2006 for preschool, primary and secondary education, for college education and for university education are budgeted at $7,167 million, $1,522 million and $2,252 million, respectively.

Health and Social Services. Expenditures are budgeted to increase by 4.1% in Fiscal 2006 from the preceding fiscal year. The budget increase will in particular cover all of the expenses related to structural expenditure growth, raise the budget bases of all establishments, and enable implementation of an action plan with regard to the services for the elderly and people suffering from mental disorders.

Support for Individuals and Families. Expenditures are budgeted to increase by 1.2% in Fiscal 2006 from the preceding fiscal year. Support programs include income security for households lacking means of subsistence, funding for day-care services for children and legal assistance.

Administration and Justice. Expenditures are budgeted to increase by 11.4% in Fiscal 2006 from the preceding fiscal year. These expenditures include programs for civil protection, compensation of real estate taxes paid to municipalities on behalf of hospitals, schools and Government buildings and tax administration. The increase in Fiscal 2006 results mainly from the allocation to the Contingency Fund of $381 million.

Debt service. Expenditures are budgeted to increase by 1.8% in Fiscal 2006 from the preceding fiscal year. Direct debt service and interest on retirement plans are the two components of this category. The anticipated increase is mainly a result of the rise in short-term interest rates.

Government Employees and Collective Unions

In Fiscal 2005, expenditures for salaries and wages cover nearly 402,000 full-time equivalent employees who are either civil servants or school or hospital employees (of which 6% are not subject to collective bargaining agreements). Those expenditures amount to $ 27.1 billion in 2005-2006. Almost all of the collective agreements of the Government’s employees as well as the contracts with its non-unionized employees expired on June 30, 2003.

While the collective bargaining agreements were not renewed beyond June 30, 2003, the salary conditions have been maintained with the consent of the unions on the basis of the December 31, 2002 terms. In the fall of 2003, the unions formally filed their request for the negotiation of new collective bargaining agreements. The Government is currently in discussion with representatives of its unionized employees concerning the non-monetary aspects of the collective bargaining agreements. With respect to the salary conditions, on June 18, 2004, the Government made an offer to all the unions representing its employees which represents an increase of 2% per year for each of Fiscal 2006, 2007 and 2008, while Fiscal 2004, 2005 and 2009 remain to be determined. This offer is subject to an overall budgetary limit of a 12.6% increase for the whole period of Fiscal 2004 to 2009, including, among others, any further compensation which may arise from changes to the pay equity plan, described below. Negotiations relating to the various collective bargaining agreements and labor agreements may last beyond Fiscal 2005.

On January 9, 2004, the Superior Court of Québec declared null and inoperative Chapter IX of the Pay Equity Act, which exempted from the application of this act any pay relativity plan completed prior to November 21, 1996. This decision rendered inoperative the pay equity plan implemented by the Government for its employees of the public sector. Consequently, the Government will have to revise its pay equity plans retroactively to November 2001 and assess the financial impact of this judgment. Last year, the Government proposed to the unions that round table discussions be initiated on these issues concerning the pay equity plan. Discussions between the Government and the unions are ongoing.

Consolidated Non-Budgetary Transactions

The following table shows the distribution of the consolidated non-budgetary transactions.

Table 10
Consolidated Non-Budgetary Transactions

	Year ending March 31
				Preliminary	Budget
				Results	Forecast
	2002	2003	2004	2005	2006
		(dollar amounts in millions)
Investments, loans and advances
Consolidated Revenue Fund
Government enterprises
Shares and investments	$(648)	$(340)	$274	$77	$(131)
Change in the equity value of investments (1)	(371)	(1,140)	(786)	(902)	(1,193)
Loans and advances	—	—	—	—	(19)

Total Government enterprises	(1,019)	(1,480)	(512)	(825)	(1,343)
Other	(169)	(43)	24	(4)	(12)

	(1,188)	(1,523)	(488)	(829)	(1,355)
Consolidated organizations	46	(128)	(637)	(246)	(162)

Total investments, loans and advances	(1,142)	(1,651)	(1,125)	(1,075)	(1,517)

Fixed assets
Consolidated Revenue Fund
Net investments	(135)	(200)	(159)	(306)	(319)
Depreciation	193	207	200	212	221

	58	7	41	(94)	(98)
Consolidated organizations	(1,053)	(1,489)	(1,060)	(825)	(1,144)

Total fixed assets	(995)	(1,482)	(1,019)	(919)	(1,242)

Retirement plans (2)
Contributions	4,809	4,920	5,373	5,423	5,508
Benefits and other payments	(2,720)	(2,913)	(3,154)	(3,249)	(3,492)

Total retirement plans	2,089	2,007	2,219	2,174	2,016

Other accounts
Consolidated Revenue Fund	(652)	257	(1,220)	(478)	204
Consolidated organizations	63	(40)	37	(114)	105

Total other accounts	(589)	217	(1,183)	(592)	309

Total consolidated non-budgetary transactions	$(637)	$(909)	$(1,108)	$(412)	$(434)

(1)	Change in accumulated surpluses or deficits (i.e. change in net income (loss) after declared dividends to the Government).

(2)	See “Retirement Plans”.

Investments, Loans and Advances. Investments, Loans and Advances represent capital contributions, loans or advances made to Government enterprises and agencies, municipalities, private corporations and individuals. Investments represent mainly equity transactions by the Government in its enterprises and also reflect the Government’s share in profits and losses of enterprises in which the Government holds capital stock. Loans and Advances are repayable to the Government, although not all repayment schedules have been set (see “Government Enterprises and Agencies”).

Fixed Assets. The Government records fixed assets and depreciates them over their useful life. Fixed assets consist of acquisitions and dispositions and the cost of depreciation of the recorded value of these fixed assets.

Retirement Plans. Retirement plans include transactions relating to the ten public sector retirement plans administered by the Government. The Government and Public Employees Retirement Plan (Régime de retraite des employés du gouvernement et des organismes publics or “RREGOP”) was established by the Government in 1973 for civil servants, teachers and employees in health and social services who opted to join the plan and all those who were hired after June 30, 1973. The Pension Plan for Management Personnel (Régime de retraite du personnel d’encadrement or “RRPE”) covers management and comparable personnel since January 1, 2001. Until then, those employees had participated in the RREGOP. RREGOP and RRPE cover 505,320 employees and eight other plans cover 13,378 employees as of December 31, 2004.

The Government accounts for its contributions (including those for current services and interest on the actuarial obligation for the plans) as a budgetary expenditure. This expenditure takes the form of provisions and is not generally a cash expenditure in the year. Accordingly, the impact of these contributions is to increase the budgetary deficit without affecting net financial requirements, since they are offset by an equal amount in non-budgetary transactions. The portion of benefits and other payments which are the responsibility of the Government are a claim on and are payable out of the Consolidated Revenue Fund.

In Fiscal 1994, the Government created the retirement plans sinking fund (“RPSF”) managed by the Caisse de dépôt et placement du Québec, which consists of a cash reserve that may eventually be used for paying the retirement benefits of public sector employees. In December 1999, the Government announced that it would accelerate its deposits to the RPSF to ensure that by 2020 the sums accumulated in this fund would be equal to 70% of the Government’s actuarial obligations, as shown in the Public accounts, through that date with respect to the retirement plans of public sector employees.

On December 19, 2001, several associations of executives participating in public and parapublic retirement plans filed a motion for a declaratory judgement asking the Québec Superior Court to declare that (i) the Government, in its financial statements, does not acknowledge the totality of its financial obligations as an employer pursuant to the Act respecting the Government and Public Employees Retirement Plan, (ii) the Government, in its financial statements, does not correctly record the amount of its financial commitments regarding the share of the cost of the RREGOP and that of the Pension Plan of Peace Officers in Correctional Services (Régime de retraite des agents de la paix en services correctionnels or “RRAPSC”), and (iii) the Government’s share of the cost in the funding of these plans creates a financial obligation for the Government as an employer, the value of which corresponds to the fund the Government would have accumulated had it paid its contributions since 1973 on the same basis used to determine the participants’ fund. On May 14, 2004, the petitioners amended this motion to withdraw the first two issues described above, retaining only the last issue.

On July 15, 2004, the Québec Superior Court rendered its decision on the motion for declaratory judgment concluding that (i) the Government adequately disclosed its financial commitments in accordance with the Guidelines of the Canadian Institute of Chartered Accountants regarding the share of the cost of the RREGOP, the RRPE and the RRAPSC, and (ii) the Government does not have an obligation, arising from the share of the cost of funding these plans, to apply the same actuarial basis as the one used to fund the participants’ pension account. The Court further concluded that, from the evidence adduced at bar, the pension patrimony of each participant did not suffer, at any time, any harm from the use of another actuarial basis. On August 13, 2004, the plaintiffs filed an appeal with the Québec Court of Appeal.

Table 11
Consolidated Non-Budgetary Transactions Relating to Retirement Plans

	Year ending March 31
					Budget
				Preliminary Results	Forecast
	2002	2003	2004	2005	2006
		(dollar amounts in millions)
Contributions by the Government as employer
RREGOP and RRPE
Cost of credited service (1)	$1,014	$1,053	$1,248	$1,223	$1,229
Amortization of actuarial loss	141	155	156	153	153
Other plans
Cost of credited service (1)	147	170	144	106	107
Amortization of actuarial loss	65	70	70	73	74
Cost of changes (2)	28	3	—	—	—

Total Government contributions	1,395	1,451	1,618	1,555	1,563

Contributions by independent employers	4	4	5	5	5
Participants’ contributions	88	76	146	143	109

Total contributions	92	80	151	148	114

Benefits, repayment and administration expenses	(2,720)	(2,913)	(3,154)	(3,249)	(3,492)

Interest on actuarial obligation (3)	3,322	3,389	3,604	3,720	3,831

Total retirement plans (4)	$2,089	$2,007	$2,219	$2,174	$2,016

(1)	The Government covers costs at a rate of 50% for years of service since July 1, 1982 for the RREGOP and since January 1, 2001 for RRPE. For most of the other plans, the Government covers the difference between the cost of each plan and the contributions paid by participants (cost-balance pension plans). For years of service accumulated as of January 1, 2000, pension benefits will be adjusted based on the higher result from the following two calculations: inflation less 3% or half the inflation rate. Previously, pension benefits for years of service accumulated between 1982 and 1999 inclusive were adjusted by the inflation rate less 3%. Benefits for years of service accumulated before 1982 were adjusted by the inflation rate.

(2)	The estimated cost of changes to retirement plans is entered as an expense for the fiscal year during which changes are made.

(3)	Excludes impact of the income from the retirement plans sinking fund of $605 million, $741 million, $862 million and $932 million for each of Fiscal 2002 through 2005, respectively. The income for Fiscal 2006 is expected to be $1,155 million.

(4)	The retirement plans liability, excluding the retirement plans sinking fund estimated at $19.5 billion, is estimated at $56.7 billion for Fiscal 2006, consisting of $33.5 billion in respect of RREGOP and RRPE and $23.2 billion in respect of the other public sector plans. These liabilities are estimated in accordance with the method recommended by the Public Sector Accounting and Auditing Board of the Canadian Institute of Chartered Accountants (“CICA”) regarding the accounting of public sector pension plans. In other respects, in order to determine the participants’ contribution rate for the RREGOP and RRPE, a different actuarial method is used; according to this method, Government commitments are estimated at $44.6 billion as at December 31, 2004.

Other Accounts. The transactions related to other non-budgetary accounts reflect year-to-year changes in accounts payable and receivable, cash on hand and outstanding bank deposits and checks. These accounts normally fluctuate according to the overall volume of financial transactions. They may be subject to significant variations from year to year, however, since they depend on the coordination of collection and disbursement transactions.

Table 12
Québec’s Financial Assets and Liabilities

	Year ending March 31
	2003	2004
	(dollar amounts in millions)
Financial Assets (1)	$37,047	$35,962
Liabilities (2)	$132,648	$132,987
Government Guaranteed Debt (3)	$40,680	$40,013

(1)	Financial assets include short-term investments, accounts receivable, investment in Government enterprises, long-term investments, deferred expenses related to debts, advances to the health and social services, education networks and Government enterprises, and sinking funds relating to borrowings. Short-term investments, which include Treasury bills, notes, deposit certificates, banker’s acceptances, bonds and other similar instruments amounted to $2.16 billion as of March 31, 2004 compared to $4.49 billion as of March 31, 2003.

(2)	Liabilities are comprised of bank overdraft, accounts payable and accrued expenses, deferred revenue, pension plan liabilities, direct debt, debt to finance the health and social services, education networks, Government enterprises and the work of municipal bodies, and allowance relating to sinking funds.

(3)	See “Public Sector Debt - Guaranteed Debt”.

Government Enterprises and Agencies

Government enterprises and agencies can be divided into three categories: enterprises included in the Government’s reporting entity, agencies whose reporting entity is included in the Government’s reporting entity and agencies which conduct fiduciary transactions that are not included in the Government’s reporting entity.

Most of the enterprises included in the Government’s reporting entity are stock companies that are owned exclusively by the Government and operate on a commercial basis. The Government may guarantee the debt of some of these enterprises. Some of them pay dividends to the Government. As such, Société des alcools du Québec and Loto-Québec transfer as dividends all of their net earnings to the Government. Hydro-Québec generally pays half of its earnings in dividends.

Agencies whose reporting entity is included in the Government’s reporting entity are budgetary corporations whose expenditures are funded in part or in whole through funds appropriated by the National Assembly. These enterprises may benefit from loans and advances from the Government. The debt service of some of these corporations may be guaranteed in part by the Government.

Agencies which conduct fiduciary transactions play an important economic role in Québec. As an investment manager, Caisse de dépôt et placement du Québec invests funds on behalf of public retirement plans, insurance plans and other public enterprises.

The Government emphasizes the strategic role of its enterprises and agencies by initiating investment projects that are profitable and creating jobs in partnership with the private sector.

The Government manages an extensive portfolio of assets through Government enterprises. Those assets may be sold to the private sector when the timing is deemed appropriate..

Table 13
Major Enterprises and Agencies

Area of Activity
Enterprises included in the Government’s reporting entity

Corporation d’hébergement du Québec (“CHQ”)	Construction, development and management of health care buildings
Financement-Québec	Financing public sector organizations
Hydro-Québec	Energy production and distribution
Immobilière-SHQ	Development and management of public housing
Loto-Québec	Gaming
Société de l’assurance automobile du Québec (“SAAQ”)	Public automobile insurance for personal injuries
Société des alcools du Québec (“SAQ”)	Wholesale and retail sale of alcoholic beverages
Société générale de financement du Québec (“SGF”)	Economic development (Industrial sector)
Sociétés Innovatech (Grand Montréal, Québec et Chaudière-Appalaches, Sud du Québec, Régions Ressources)	Economic development (High technology sector)

Agencies whose reporting entity is included in the Government’s reporting entity

Investissement Québec	Economic development (SME-high technology and SME-industrial sectors)
Société immobilière du Québec (“SIQ”)	Construction, development and management of public buildings
Société québécoise d’assainissement des eaux (“SQAE”)	Water purification

Agencies which conduct fiduciary transactions that are not included in the Government’s reporting entity

Caisse de dépôt et placement du Québec (“CDP”)	Investment management
Commission administrative des régimes de retraite et d’assurances (“CARRA”)	Public sector pension funds management
Régie des rentes du Québec (“RRQ”)	Pension funds management

The following table shows total Government investment in and guaranteed debt of certain Government enterprises as well as certain financial information as of the latest fiscal year for which this information is publicly available.

Table 14
Financial Information on Certain Government Enterprises and Agencies Included in the Government’s Reporting Entity(1)

					Debt
			Accumulated	Total	Guaranteed			Net
	Share	Loans and	Surplus	Government	by the			Income
	Capital	Advances(2)	(Deficit)	Investment (3)	Government	Assets	Revenue	(Loss) (4)
				(dollar amounts in millions)
Enterprises included in the Government’s reporting entity:
Financement-Québec (03-31-2005)	$10	$1,758	$53	$1,821	$7,527	$9,710	$15	$14
Hydro-Québec (12-31-2004)	4,374	7	11,846	16,227	31,784	58,036	10,698	2,435
Immobilière-SHQ (12-31-2004)	14	—	22	36	—	2,201	204	5
Loto-Québec (03-31-2005)	—	—	135	135	—	942	3,937	1,583
SAAQ (12-31-2004)	—	—	(42)	(42)	—	342	164	(42)
SAQ (03-26-2005)	30	—	6	36	—	683	1,987	545
SGF (12-31-2004)	2,173	—	(403)	1,770	—	2,572	1,340	(50)
Sociétés Innovatech (03-31-2004)	571	—	(228)	343	—	344	15	(80)

	7,172	1,765	11,389	20,326	39,311	74,830	18,360	4,410

Agencies whose reporting entity is included in the Government’s reporting entity:
Investissement Québec (03-31-2005)	33	—	246	279	1,793	3,517	70	52
SIQ (03-31-2005)	80	—	94	174	220	1,718	663	21
SQAE (03-31-2004)	—	—	—	—	2,802	2,970	196	—

	113	—	340	453	4,815	8,205	929	73

Total	$7,285	$1,765	$11,729	$20,779	$44,126	$83,035	$19,289	$4,483

(1)	All financial information is as of the fiscal year-end indicated for each enterprise or for the fiscal year then ended.

(2)	Does not include loans from the Financing Fund. (The Financing Fund offers financing services only to consolidated organizations and other Government enterprises.)

(3)	Total Government Investment is the sum of Share Capital, Loans and Advances and Accumulated Surplus (Deficit). (See discussion of individual enterprises below).

(4)	In the case of agencies whose reporting entity is included in the Government’s reporting entity, Net Income (Loss) figures include, as revenue, financial assistance from the Government for operating purposes.

Enterprises included in the Government’s reporting entity

Corporation d’hébergement du Québec (“CHQ”). CHQ provides financing for capital investments in the health and social services network and coordinates and controls the construction projects and budgets of most of the network’s buildings. As of March 31, 2005, CHQ had total assets of $ 4.4 billion, including $1.8 billion in real estate

Financement-Québec. Financement-Québec, a separate financing authority, was formed in 1999 to offer financial services, including loans to non-consolidated organizations, consisting mainly of educational institutions and health and social services establishments. In addition, municipal and other organizations designated by the Government may also be eligible for such financing.

As of March 31, 2005, funded debt for borrowings of Financement-Québec on financial markets in its own name, with the guarantee of the Government, amounted to $7,527 million, at nominal value.

Hydro-Québec. Hydro-Québec and its subsidiaries operate one of the two largest systems in Canada for the generation and distribution of electric power. Hydro-Québec supplies virtually all electric power distributed in Québec.

Under the Hydro-Québec Act, the objectives of Hydro-Québec are to supply power and to pursue endeavors in energy-related research and promotion, energy conversion and conservation, and any field connected with or related to power or energy. The Hydro-Québec Act provides that Hydro-Québec shall estimate the energy needs of Québec and the means of meeting them within the scope of the Government’s energy policies. Under the Hydro-Québec Act, the Government is entitled to declare a dividend from Hydro-Québec when certain financial criteria are met. The Government received a dividend of $1.35 billion from Hydro-Québec in Fiscal 2004, compared with $965 million in Fiscal 2003.

As of December 31, 2004, the Government’s equity in Hydro-Québec totaled $16.2 billion. At this date,Hydro-Québec operated 53 hydroelectric plants with a combined installed capacity of 31,622 MW, 29 thermal plants totaling 2,268 MW, one wind farm with a capacity of 2 MW, and also had access to an additional capacity of 4,765 MW from the Churchill Falls (Labrador) Corporation Limited power plant. Hydro-Québec maintains more than 20,000 miles of transmission lines.

Table 15
Hydro-Québec’s Operations

	Year ended December 31
	2000	2001	2002	2003	2004
		(dollars in millions)
Total electricity sales (terawatthours)	190.1	195.0	213.3	183.4	180.8
Total electricity sales revenue	$10,174	$10,923	$11,619	$9,960	$10,041
Revenue from electricity sales outside Québec
Canada (Outside Québec) / United States	$2,349	$3,082	$3,466	$1,345	$1,084
Other countries	$31	$38	$41	$37	$35
Capital expenditures – consolidated	$3,421	$1,758	$2,396	$3,010	$2,289
Net income – consolidated (1)(2)	$869	$591	$1,585	$1,938	$2,435
Interest coverage (3)	1.36x	1.42x	1.56x	1.65x	1.72x
Capitalization ratio (1)(4)(5)	25.0%	24.9%	26.2%	29.9%	32.8%
Debt guaranteed by Government (at end of period)	$36,698	$37,429	$37,272	$33,298	$31,784

(1)	In 2002, financial statements for 2000 and 2001 were restated as a result of the retroactive application of a new Canadian accounting standard on foreign currency translation which eliminates the deferral and amortization of foreign exchange gains and losses related to unhedged foreign-denominated monetary items and requires that such gains or losses be recognized in the year’s income. In 2004, financial statements for the years 2000 to 2003 were restated as a result of the retroactive application of a new Canadian accounting standard on asset retirement obligations which requires the recognition and measurement of liabilities for legal obligations associated with the retirement of an asset.

(2)	Net income originally reported for the years 2000 to 2003 was $1,078 million, $1,108 million, $1,526 million and $1,931 million, respectively.

(3)	Sum of operating income and net investment income divided by gross interest expense.

(4)	The capitalization ratio originally reported for the years 2000 to 2003 was 26.2%, 26.8%, 26.2% and 29.9%, respectively.

(5)	Shareholder’s equity divided by the sum of shareholder’s equity, long-term debt, perpetual debt, short-term borrowings and current portion of long-term debt less swaps and sinking funds.

In December 1996, the National Assembly adopted the Act respecting the Régie de l’énergie (the “Energy Board Act”). The Energy Board Act established the Régie de l’énergie (the “Energy Board”) which has jurisdiction over certain aspects of the activities of Hydro-Québec and those of natural gas distributors in Québec. Under the Energy Board Act, Hydro-Québec has been granted exclusive rights for the distribution of electric power throughout Québec, excluding the territories served by distributors operating a municipal or private electric system as of May 13, 1997. The Energy Board has the authority to: fix, or modify, after holding public hearings, Hydro-Québec’s rates and conditions for the transmission and distribution of electric power; approve its electric power supply plan; approve operating standards, including standards of reliability for its transmission system; authorize its transmission and distribution investment projects; approve its distribution commercial programs; and rule upon complaints from customers concerning rates or service.

Hydro-Québec’s 2004-2008 Strategic Plan requires its division Hydro-Québec Distribution to ensure adequate supply to meet the energy requirements of the Québec market. The main supply of Hydro-Québec Distribution is guaranteed heritage pool electricity. Guaranteed heritage pool electricity is electricity that corresponds to the net annual consumption of Québec markets, up to 165 TWh per year, for which the average fixed price is set at 2.79 cents per kWh. Additional power will continue to be obtained through calls for tenders.

Hydro-Québec’s 2004-2008 Strategic Plan assumes that Québec sales will grow by 11.1 TWh between 2003 and 2008. Close to 8 TWh of these new sales are expected to be to large-power customers, primarily as a result of growing industrial output. Hydro-Québec expects to meet growing demand by increasing its annual generation capacity in Québec by 10 TWh, between 2003 and 2008, with the addition of new generating facilities or the refurbishing of some existing facilities; with the operation at full capacity of generating facilities commissioned in 2003; and with the earlier commissioning of facilities currently under construction or awaiting authorization. Hydro-Québec’s 2004-2008 Strategic Plan restates the three conditions for undertaking new projects: they must be profitable under market conditions, environmentally acceptable and well received by local communities.

On December 30, 2003, representatives of the Innus of Takuikan Uashat Mak Mani-Utenam instituted an action against the Attorney-General of Canada, the Attorney-General of Québec and Hydro-Québec seeking a judicial recognition of their aboriginal rights and of their unextinguished Indian title over certain areas of land in Québec. Plaintiffs who claim not to be parties to the 1975 James Bay and Northern Québec Agreement (the “Agreement”) allege that the Agreement and certain federal and provincial laws are illegal, inoperative, unconstitutional and not binding upon the plaintiffs. The plaintiffs seek various orders, including rendering of accounts and revenue sharing for the unlawful use and management of the lands, notably in respect of hydro-electric facilities on these lands, and damages from Canada, Québec and Hydro-Québec, jointly and severally, in an amount of up to $1.5 billion (subject to further increase by the plaintiffs). In May 2004, as requested by the parties, the Superior court suspended the legal action for one year. Negotiations are ongoing between the governments and the Innus.

In January 1998, Québec experienced a severe ice storm and Hydro-Québec’s transmission and distribution systems were heavily damaged. At the end of January 1998, Hydro-Québec and the Government were served with a motion seeking authorization to institute a class action against them, as joint and several defendants, on behalf of individuals having suffered damages (the aggregate amount of which has not been ascertained) as a result of power failures caused by the ice storm which left close to 1.4 million customers without electricity for varying periods of time. Hydro-Québec and the Government have contested this petition. No date is presently set for the hearing of the motion.

Immobilière-SHQ. This corporation builds, owns and maintains low-rental housing in Québec. Immobilière-SHQ is authorized to finance its capital requirements in the capital markets under Government of Canada loan insurance programs. As of December 31, 2004, Immobilière-SHQ had total assets of $2.2 billion, including $400 million in mortgages and $1.7 billion in real estate

Loto-Québec. Loto-Québec operates and administers lottery systems and gaming facilities, including casinos, a video lottery network and on-line products in the bingo industry. Its lottery products are sold at more than 10,000 points of sale. Loto-Québec currently operates three Government-owned casinos in Montréal, Charlevoix and Gatineau. Its video lottery network is comprised of video lottery terminals located in approximately 3,600 establishments. Loto-Québec pays all of its net earnings to the Government as dividends. In Fiscal 2005 the Government received a dividend of $1,511 million from Loto-Québec, compared with $1,493 million in Fiscal 2004. The 2005-2006 Budget anticipates dividends of $1,536 million for Fiscal 2006.

On August 2, 2002, a class action was instituted against Loto-Québec in the Québec Superior Court on behalf of people who, since 1993, claim to have become compulsive players using the video poker terminals operated by Loto-Québec in public locations. This class action alleges that Loto-Québec bears some responsibility for these people becoming compulsive players and seeks damages from Loto-Québec in an amount of approximately $700 million. The trial has been set for February 12, 2007. Loto-Québec intends to contest this class action to the fullest extent.

Société de l’assurance automobile du Québec (“SAAQ”). SAAQ administers Québec’s automobile insurance plan and other mandates for the Government including issuing driver’s licenses, registration of vehicles, road control and paratransit. The Québec automobile insurance plan is a no-fault compensation plan and compensation is paid to any Quebecer who suffers physical injury in a traffic accident, whether or not he is responsible for the accident. Compensation for material damage to vehicles is left to private insurers. The amounts needed to fund the public automobile insurance plan are collected from insurance premiums for vehicle registration certificates and driver’s licenses.

In 2004, the Government created a trust fund to separate the mandate relating to insurance from the other missions of SAAQ. In accordance with the standards of the CICA, the insurance fund of SAAQ was excluded from the Government’s reporting entity as of January 1, 2004 and the net impact of the exclusion of the trust from the Government’s public accounts for fiscal year 2003-2004 was positive by $155.4 million. In 2004-2005, only the results arising from the other mandates continued to be included in the Government’s books.

Société des alcools du Québec (“SAQ”). SAQ markets alcoholic beverages and pays all of its net earnings to the Government as dividends. The Government received a dividend of $545 million from SAQ in Fiscal 2005, compared with $570 million in Fiscal 2004. The 2005-2006 Budget anticipates dividends of $682 million for Fiscal 2006.

Société générale de financement du Québec (“SGF”). SGF is a holding company that manages a group of industrial corporations. SGF’s mission is to carry out, in cooperation with private partners and in compliance with accepted profitability requirements, projects that will contribute to accelerating the economic growth of Québec and its regions, improve its productivity and enhance its competitive position on all markets to promote the economic development of Québec as a whole. It is active chiefly in the industrial sector, but also in the agri-food, high-technology and health sectors.

In 2003, SGF lost $511 million. This loss is attributable mainly to operating losses of $155 million in the companies in which SGF holds a participation, unrealized losses of $93 million on a venture capital portfolio to reflect valuation at fair market value, allowances of $327 million for declines in the value of investments following a systematic review of investments completed in the autumn of 2003, and write-downs charged for certain investments that are in the process of being turned around, in bankruptcy or for sale. Furthermore, gains of $101 million attributable to the disposition of Société québécoise d’exploration minière (SOQUEM)’s investment in the Sigma-Lamaque mine and to the expiration of Domtar warrants, as well as to the change in the exchange rate on the long-term debt in American dollars, have reduced losses.

For its fiscal year ended on December 31, 2004, the SGF incurred a loss of $50 million. This loss is mainly attributable to the provisions for the decline in value of investments in the amount of $177 million and operating losses of $34 million for entreprises in which SGF holds an interest. These declines were partially offset by $159 million in gains attributable to the sale of some of its investments.

Société nationale de l’amiante (“SNA”). SNA ceased operations in Fiscal 1993.

In 1982, SNA acquired newly issued capital stock of Mines SNA Inc. (“Mines SNA”) and thereby gained control over Mines SNA which holds a controlling interest in Asbestos Corporation Limited (“ACL”). Minority shareholders of ACL have instituted class actions against the Government and SNA, in Québec and Ontario, seeking damages as well as an order to force SNA to make a follow-up offer for the publicly held shares of ACL. In Québec, the class action is now closed following the final decision of the Québec Court of Appeal rejecting the action and the Supreme Court having rejected the request for permission to appeal on July 5, 1990. In Ontario, an action which had remained inactive since its filing in 1988, was recently reactivated before the Ontario Superior Court. Preliminary motions are being made by Québec and SNA to dismiss the action on the grounds of inordinate delay and abuse of process.

Claims for a follow-up offer have also been filed with the securities commissions of Québec and Ontario. In Québec, the Autorité des marchés financiers, formerly the Commission des valeurs mobilières du Québec, (the “Québec Commission”) rejected the claim on the basis of lack of jurisdiction. In a judgment rendered on April 22, 1999, the Court of Appeal referred the case to the Québec Commission for investigation and hearings. In a decision rendered on June 13, 2003, the Québec Commission denied the minority shareholders claim, concluding that there is no evidence showing that the Government or SNA had failed to respect any provision of the Securities Act of Québec. This decision was appealed by the minority shareholders before the Court of Québec. In its judgment rendered on May 9, 2005 the Court of Québec confirmed the decision of the Québec Commission and rejected the appeal.

In July 1994, the Ontario Securities Commission rejected the claim for a follow-up offer in Ontario, finding that the remedies requested by the minority shareholders of ACL under the Ontario Securities Act should be denied. In August 1994, this decision was appealed by the minority shareholders before the Divisional Court of Ontario. On May 2, 1997, the Divisional Court ruled that the Government had three months to buy out minority shareholders in ACL. The Ontario Court of Appeal, on February 18, 1999, and the Supreme Court, on June 7, 2001, set aside the decision of the Divisional Court and restored the decision of the Ontario Securities Commission.

In September 1992, Mines SNA sold all of its ACL shares, and SNA transferred all of ACL’s debt owed to it, to Société Minière Mazarin (“Mazarin”). In June 1995, the minority shareholders of ACL filed a motion with the Québec Superior Court requesting that the court, as a remedy to the alleged oppression resulting from this sale and transfer to Mazarin, impose an arrangement whereby ACL would purchase all the shares sold by Mines SNA and the debt transferred to Mazarin for the same amount, and under the same payment conditions as agreed to among SNA, Mines SNA and Mazarin. The hearing for the motion has been suspended by the court since February 1996 until final judgment is rendered in the proceedings before both the Québec and the Ontario securities commissions.

Sociétés Innovatech. There are four Innovatech corporations (Innovatech du Grand Montréal, Innovatech Régions ressources, Innovatech du Sud du Québec and Innovatech Québec et Chaudière-Appalaches). They are venture capital corporations that finance technology innovations at the start-up or technical research stage in their respective territory. As at March 31, 2004, the assets of the four Innovatech corporations amounted to $344.2 million.

On April 6, 2004, the Government announced that all these corporations would be restructured. The Government intended to leverage the assets of these corporations to attract private capital. To do so, it intended to privatize Innovatech du Grand Montréal and convert the three others into mixed public-private capital corporations.

On March 17, 2005, the Government sold the investment portfolio of Société Innovatech du Grand Montréal to a subsidiary of Coller Capital that undertook to honour the corporations’s commitments and to invest in local technology companies.

The Minister of Finance announced in the last Budget Speech that an agreement in principle had been reached with Capital régional et coopératif Desjardins and with Desjardins Capital de risque to set up a partnership to convert the Société Innovatech Régions ressources into a mixed public-private capital corporation. The $30 million in new capital will not only maintain the value of the existing portfolio, but also fund the development of new projects in the regions.

Concerning the last two corporations (Innovatech Québec et Chaudières-Appalaches and Innovatech du Sud du Québec) the government has announced that a total of $10 million will be made available to them during fiscal 2005-2006 to enable them to continue their missions.

Agencies whose reporting entity is included in the Government’s reporting entity

Investissement Québec. This Government enterprise organizes and supports the financing of investment in Québec. As of March 31, 2005, outstanding loans and guarantees under Investissement Québec’s various programs totaled $2.9 billion and its investments totaled $400 million. Investissement Québec has $165 million in budgetary funding available for Fiscal 2006 to stimulate private investment in Québec.

Also, in the 2004-2005 Budget Speech, the Government introduced the regional economic intervention fund (“FIER”) supporting the creation of regional investment funds by, among other things, matching private sector capital outlays. This fund is managed by Investissement Québec. Accordingly, in the 2005-2006 Budget Speech, $78 million was added to the $210 million previously allowed for this fund.

Société immobilière du Québec (“SIQ”). SIQ owns and maintains most Government buildings. Subsequent to the severe rainstorms which led to flooding of the Saguenay region in July 1996, a number of legal actions, including class actions, were launched against SIQ and the Government. All such actions were contested and two class actions, one entered on behalf of residents of the Chicoutimi-Jonquière region and the other on behalf of lakeside residents of Lac Kénogami, were settled, reducing the total initial exposure resulting from such claims from $120 million to approximately $70 million. SIQ and the Government intend to fully contest all of these actions. As at December 4, 2002, SIQ transferred all the dams it owned to the Government. The Government will assume all damages and costs which might arise from theses claims. As of March 31, 2005, SIQ had total assets of $1.7 billion.

Société québécoise d’assainissement des eaux (“SQAE”). SQAE is currently working to complete its last project management mandates and henceforth will concentrate its efforts on managing its debt service. SQAE has provided municipalities with its expertise in project management and financing for water purification and sewage treatment projects and it carries out studies for waterworks and sewer systems. SQAE earned its revenue from fees charged on the costs of the projects and studies. SQAE is authorized to finance only those projects over which it has some control. On average, a municipality assumes 14% of the total cost of a project, financed over 20 years, and the Government assumes the balance. As at March 31, 2004, municipal projects totalled $3.8 billion and commitments relating to the repayment of the principal of the debt that is the responsibility of SQAE and the municipalities amounted to $2.9 billion. SQAE is authorized to fund its own capital requirements.

Agencies which conduct fiduciary transactions that are not included in the Government’s reporting entity

Caisse de dépôt et placement du Québec (“CDP”). CDP invests the funds entrusted to it by several public pension plans, insurance plans and various public bodies. As of December 31, 2004, the net assets of CDP (at market value) totaled $102.4 billion. The main depositors and their respective assets on deposit (at market value) were as follows: CARRA, $40.2 billion; RRQ, $22.9 billion; Commission de la construction du Québec, $8,4 billion; and SAAQ, $6.9 billion.

In December 2004, the National Assembly amended CDP’s constituting statutes. Under the amended constituting statutes, the new objectives pursued by CDP are to achieve optimal return on capital within the framework of depositors’ investment policies while contributing to Québec’s economic development. CDP invests in corporate equity and bonds, mortgages and real estate, as well as bonds in the public sector. CDP is permitted, subject to certain exceptions, to invest in up to 30% of the common shares of any corporation or invest up to 5% of its total assets in shares of any corporation.

As of December 31, 2004, CDP’s investments were distributed as follows: 40.0% in equity and convertible securities, 37.4% in bonds, 7.6% in real estate and 15.0% in deposits and short-term investments. Investments by CDP in bonds of the government of Canada and of the Québec’s public sector and of municipalities and other Canadian bodies totaled $41.0 billion (at market value).

CDP’s amended constituting statutes establish the mission and new governance rules, particularly the composition and functioning of the board of directors and the criteria for selecting its members. In this regard, at least two-thirds of the members of the board of directors, including the chair, must meet independance requirements..

CDP’s amended constituting statutes provide for the creation of three committees by the board of directors — an audit committee, a governance and ethics committee and a human resources committee —and defines the role of each. It also establishes that the offices of chair of the board and president and chief executive officer are to be two separate functions. It requires that CDP adopt an investment policy for each specialized portfolio it holds and introduces new rules of ethics for CDP, its officers and employees, and its wholly-owned subsidiaries.

Commission administrative des régimes de retraite et d’assurances (“CARRA”). CARRA administers RREGOP and RRPE, the Teachers Pension Plan, the Civil Service Superannuation Plan and other public sector retirement plans. As of December 31, 2004, assets in these plans, deposited with CDP, are estimated at $40.1 billion (at market value).

Régie des rentes du Québec (“RRQ”). RRQ administers the Régime de rentes du Québec, a universal pension plan (the “Québec Pension Plan”). The cost of the plan, including all administrative costs, is covered by contributions from employers, employees and self-employed individuals. As of March 31, 2005, RRQ entrusted $23.4 billion of funds to CDP (at market value). The contribution rate for the Québec Pension Plan was set at 9.9% for 2003 and subsequent years. The contribution rate of the Québec Pension Plan is the same as the one established for the Canada Pension Plan.

Public Sector Debt

Public sector debt includes debt incurred and guaranteed by the Government and debt of public institutions under Government jurisdiction, including local administrations. Public sector debt consists of funded and unfunded debt. Unfunded debt includes indebtedness for a maturity of one year or less.

The following table shows information on the funded debt, net of sinking fund balances, of the Québec public sector which includes the funded debt of the Government (including the debt of consolidated organizations), debt guaranteed by the Government, debt of the municipal sector and debt of other institutions as of the dates indicated. In a number of these instances, notably that of Hydro-Québec, debt service is provided by operating revenues and other internally generated sources rather than from taxes. As of March 31, 2004 and March 31, 2005, funded debt of the public sector, net of sinking fund balances, was estimated to amount to $137.9 billion and $143.5 billion respectively, of which 8.1% and 7.6% was held by CDP.

Table 16
Funded Debt of Public Sector (net of sinking fund balances)

	As of March 31
					Preliminary
					Results
	2001	2002	2003	2004	2005
			(dollar amounts in millions) (1)
Government Funded Debt
Borrowings — Government	$62,901	$65,466	$71,206	$72,399	$77,882
Borrowings — to finance Government Enterprises	4,981	5,034	3,965	3,253	3,261
Borrowings — to finance Municipal Bodies	2,732	2,918	2,874	2,802	2,798
Government Guaranteed Debt (2)	40,680	40,697	40,680	40,013	40,600
Municipal Sector Debt	13,464	13,598	13,463	14,317	14,239
Other Institutions	5,635	5,312	5,394	5,097	4,711

Public Sector Funded Debt (3)	$130,393	$133,025	$137,582	$137,881	$143,491

Per capita ($)	$17,724	$17,984	$18,477	$18,404	$19,023
As a percentage of (4)
GDP	57.9%	57.7%	56.4%	54.4%	53.7%
Personal income	69.7%	68.5%	69.0%	66.9%	67.0%

(1)	Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.

(2)	Represents mainly debt of Hydro-Québec.

(3)	Includes debt covered by the Government’s commitments (see “Government’s Commitments”).

(4)	Percentages are based upon the prior calendar year’s GDP and Personal income.

Government Debt

Government debt consists of funded and unfunded debt. Unfunded debt includes indebtedness with a maturity of one year or less. As of March 31, 2004, unfunded debt of the Government was $6.0 billion consisting of Treasury Bills for $3.3 billion (including $1.2 billion for Borrowings – to finance Government Enterprises and Borrowings – to finance Municipal Bodies) plus $2.7 billion representing the excess of short-term liabilities over short-term assets. On March 31, 2005, unfunded debt of the Government was estimated, on a preliminary basis, at $4.3 billion consisting of Treasury Bills for $3.3 billion (including $1.2 billion for Borrowings – to finance Government Enterprises and Borrowings – to finance Municipal Bodies) plus $1.0 billion representing the excess of short-term liabilities over short-term assets.

Table 17
Government Funded Debt

	As of March 31
						Average	Average
					Preliminary	Interest	Term to
					Results	Rate	Maturity
	2001	2002	2003	2004	2005	2005	2005
	(dollar amounts in millions) (1)					(%)	(years)
Borrowings – Government
Payable in Canadian Dollars:
Debentures and Other Loans	$41,858	$50,100	$57,083	$59,297	$65,414	5.3	10.2
Savings Products	2,682	3,031	3,447	3,901	4,290	5.8	—
Payable in Foreign Currencies:
United States Dollars	12,091	5,695	3,334	4,183	2,696	12.9	20.4
Japanese Yen	8,297	9,778	8,389	4,267	4,471	5.0	9.7
Swiss Francs	—	9	2,507	4,238	4,492	0.7	7.9
Deutsche Marks (2)	100	—	—	—	—	—	—
French Francs (2)	405	—	—	—	—	—	—
Pounds Sterling	—	—	—	(3)	(3)	—	6.7
Euros	(505)	—	—	(21)	—	9.5	9.9

Funded Debt	$64,928	$68,613	$74,760	$75,862	$81,360
Less: Sinking Funds (3)	2,027	3,147	3,554	3,463	3,478

Net Borrowings — Government (4)	$62,901	$65,466	$71,206	$72,399	$77,882	5.3	9.9

Borrowings — to finance Government Enterprises
Payable in Canadian Dollars:
Debentures and Other Loans	$4,981	$5,034	$3,965	$3,253	$3,261	6.0	8.6

Borrowings – to finance Government Enterprises (4)	$4,981	$5,034	$3,965	$3,253	$3,261

Borrowings — to finance Municipal Bodies
Payable in Canadian Dollars:
Debentures and Other Loans	$2,732	$2,918	$2,874	$2,802	$2,798	5.9	5.1

Borrowings – to finance Municipal Bodies (4)	$2,732	$2,918	$2,874	$2,802	$2,798

(1)	Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.

(2)	On January 1, 2002, Euro notes and coins replaced the national currencies of these and other members of the European Union.

(3)	Consists of funds withdrawn annually from the Consolidated Revenue Fund. Foreign securities held in sinking funds are valued at the Canadian dollar equivalent at the dates indicated.

(4)	Subsequent to March 31, 2005, the Government has issued or agreed to issue debentures and other funded indebtedness which total approximately $2.6 billion. The Government currently has credit agreements with various banks and financial institutions for a total of U.S.$3.5 billion.

The following table shows the maturities of the Government’s funded debt outstanding as of March 31, 2005, net of a sinking fund balance of $3,478 million ($3,463 million as of March 31, 2004) valued at exchange rates at that date. It also takes into account future required contributions to sinking funds for all outstanding loans and debentures.

Table 18
Maturities of Government Funded Debt for Borrowings — Government

Fiscal Year							Total	Total
Payable	Canadian Dollars	U.S. Dollars	Japanese Yen	Swiss Francs	Pounds Sterling	Euros	2004-2005	2003-2004
		(dollar amounts in millions) (1)
Year 1	$6,194	$(2,260)	$903	$2,994	$—	$(2,314)	$5,517	$4,615
Year 2	5,227	25	17	—	—	—	5,269	6,403
Year 3	5,457	37	42	—	—	—	5,536	5,084
Year 4	5,288	23	—	6	—	(2)	5,315	5,408
Year 5	6,374	21	32	—	—	(2)	6,425	5,099

1 — 5 years	28,540	(2,154)	994	3,000	—	(2,318)	28,062	26,609
6 — 10 years	20,036	168	1,972	1,492	(3)	2,319	25,984	22,564
11 — 15 years	812	642	1,280	—	—	(1)	2,733	3,617
16 — 20 years	4,032	378	225	—	—	—	4,635	4,519
21 — 25 years	5,543	2,905	—	—	—	—	8,448	4,424
26 — 40 years	7,826	194	—	—	—	—	8,020	10,666

	$66,789	$2,133	$4,471	$4,492	$(3)	$—	$77,882	$72,399

(1)	Amounts denominated in foreign currencies are shown at the Canadian dollar equivalent at March 31, 2005, after taking into account currency swap agreements and foreign exchange forward contracts, including unrealized currency gains of $506 million which will be amortized over the remaining term of this debt.

The information relating to debt retirement set out above includes amounts to be withdrawn annually from the Consolidated Revenue Fund for the creation of sinking funds for the redemption of debentures of the Government in connection with contractual obligations incurred in certain debt issues. On March 31, 2004, the amount set aside for sinking fund purposes was $147 million and, at that date, the aggregate value of sinking funds was $3,463 million, of which $2,144 million was invested in debentures issued or guaranteed by the Government. For the year ended March 31, 2005, the amount set aside for sinking fund purposes was $149 million and, at that date, the aggregate value of sinking funds was $3,478 million, of which $3,025 million was invested in debentures issued or guaranteed by the Government.

Table 19
Maturities of Government Funded Debt for Borrowings — to finance Government Enterprises

Fiscal Year Payable	Canadian Dollars	Total 2004-2005	Total 2003-2004
	(dollar amounts in millions) (1)
Year 1	$884	$884	$71
Year 2	3	3	890
Year 3	534	534	3
Year 4	5	5	535
Year 5	551	551	5

1 — 5 years	1,977	1,977	1,504
6 — 10 years	294	294	793
11 — 15 years	—	—	—
16 — 20 years	401	401	407
21 — 25 years	60	60	—
26 — 40 years	529	529	549

	$3,261	$3,261	$3,253

(1)	After taking into account currency swap agreements and foreign exchange forward contracts.

Table 20

Maturities of Government Funded Debt for Borrowings — to finance Municipal Bodies

Fiscal Year Payable	Canadian Dollars	Total 2004-2005	Total 2003-2004
	(dollar amounts in millions)(1)
Year 1	$144	$144	$270
Year 2	399	399	144
Year 3	323	323	399
Year 4	110	110	323
Year 5	294	294	110

1 — 5 years	1,270	1,270	1,246
6 — 15 years	1,528	1,528	1,556

	$2,798	$2,798	$2,802

(1)	After taking into account currency swap agreements and foreign exchange forward contracts.

Guaranteed Debt

The following table summarizes funded debt guaranteed by the Government (net of sinking fund balances).

Table 21
Guaranteed Funded Debt (net of sinking fund balances)

	As of March 31
					Preliminary	Average Interest
					Results	Rate	Average Term to
	2001	2002	2003	2004	2005	2005	Maturity 2005
	(dollar amounts in millions)(1)					(%)	(years)
Hydro-Québec	$38,979	$37,893	$35,639	$34,348	$33,032	7.8	14.3
Financement-Québec	1,689	2,794	5,033	5,659	7,564	4.9	4.8
Commission municipale du Québec	12	10	8	6	4	5.4	1.2

	$40,680	$40,697	$40,680	$40,013	$40,600

(1)	Canadian dollar equivalent at dates indicated for loans in foreign currencies issues after taking into account currency exchange agreements and foreign exchange forward contracts.

As of March 31, 2005, unfunded debt guaranteed by the Government, on a preliminary basis, amounted to $3,190 million, including $2,974 million borrowed from financial institutions under a student loan program and $48 million of short-term debt of Hydro-Québec and $168 million of short-term debt of Financement-Québec.

Funded Debt of the Municipal Sector and Other Institutions

The funded debt of the Québec public sector also includes indebtedness of public institutions under the Government’s jurisdiction. These institutions include the municipal sector (municipal corporations, urban communities and transportation commissions), educational institutions (school corporations, universities and colleges), health and social services establishments and other Government enterprises (Government agencies, boards and commissions).

The following table shows information on the funded debt of these institutions, net of debt held or guaranteed by the Government, as of the dates indicated.

Table 22
Funded Debt of the Municipal Sector and Other Institutions

	As of March 31
					Preliminary
					Results
	2001	2002	2003	2004	2005
	(dollar amounts in millions)(1)
Municipal Sector	$13,464	$13,598	$13,463	$14,317	$14,239
Educational Institutions	3,448	3,314	3,417	3,189	2,724
Other Government Enterprises	1,998	1,873	1,777	1,674	1,757
Health and Social Services Establishments	189	125	200	234	230

	$19,099	$18,910	$18,857	$19,414	$18,950

(1)	Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency exchange agreements and foreign exchange forward contracts. The amounts shown do not include loans from borrowings made by the Government on behalf of these entities.

The funded debt of these institutions consists mainly of the funded debt of the municipal sector which benefits from a large degree of autonomy since approximately 95% of the total revenue is derived from local sources. The relative magnitude of capital investment and borrowing by local governments in Québec is attributable, to a large extent, to the responsibilities assumed by Québec municipal corporations with respect to major projects related to the development of new residential and industrial areas. Approximately one-third of the debt of municipal corporations and urban communities has been incurred for these projects which in several other parts of Canada are financed directly by the private sector. The Ministère des Affaires municipales et des Régions supervises and controls the borrowings of all Québec municipal corporations and urban communities.

In 2003 (the most recent year for which information is available), local sector expenditure including school corporations totaled $19.3 billion, representing 28.9% of consolidated expenditure of the Québec public sector. The net accumulated surplus from current operations of Québec municipal corporations, including reserves, decreased from $905.1 million in 2002 to $890.3 million in 2003. Net long-term debt of the municipal sector supported by local taxpayers increased from $10.3 billion as of December 31, 2002 to $11.6 billion as of December 31, 2003. This debt, as a percentage of real estate valuation, increased from 3.3% in 2002 to 3.5% in 2003.

Government’s Commitments

The following table shows information on the Government’s commitments for the repayment of the principal on borrowings made for capital expenditures by the educational institutions and health and social services establishments as well as by the municipal sector. The amounts for Fiscal 2005 are not yet publicly available.

Table 23
Government’s Commitments (1)

	As of March 31
	2001	2002	2003	2004
	(dollar amounts in millions)(2)
Educational Institutions	$7,012	$7,715	$8,081	$8,086
Health and Social Services Establishments	3,293	3,622	3,926	4,002
Municipal Sector	2,905	2,820	2,678	2,684
Others Beneficiaries	277	329	483	514

	$13,487	$14,486	$15,168	$15,286

(1)	Including commitments to repay loans from borrowings made by the Government on behalf of these entities.
The debt covered by these commitments is included in the Funded Debt of Public Sector (see “Funded Debt of Public Sector”).

(2)	Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.

Where You Can Find More Information

This document appears as an exhibit to the annual report of Québec on Form 18-K for the fiscal year ended March 31, 2005 filed with the U.S. Securities and Exchange Commission (the “Commission”) on EDGAR through the Commission Internet web site at http://www.sec.gov. Additional information with respect to Québec is available in the annual report or in other exhibits or amendments to the annual report. You may read and copy any document Québec files with the Commission at the Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Commission’s toll free number at 1-800-SEC-0330 if you need further information about the operation of the Commission’s public reference room. In addition, you may request a copy of these filings at no cost from Ministère des Finances du Québec, Direction du financement des organismes publics et documentation financière, 12 rue Saint-Louis, Québec, Québec, G1R 5L3, Canada at (418) 643-8141. This document is also available on the Ministère des Finances Internet web site at http://www.finances.gouv.qc.ca. This web site is an inactive textual reference only and any information available on this web site shall not be deemed to form a part of this document or the annual report to which it appears as an exhibit.

Forward-Looking Statements

Various statements made throughout this document are forward looking and contain information about financial results. The words “forecast”, “preliminary estimate”, “preliminary results” and similar expressions identify forward-looking statements. You are cautioned that any such forward-looking statements are not guarantees of future performance. Forward-looking statements involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statements as a result of various factors. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this document. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Supplementary Information

The following tables indicate present or future characteristics of the funded debt of Borrowings-Government, Borrowings-to finance Government Enterprises and Borrowings-to finance Municipal Bodies outstanding as of March 31, 2005. Previous characteristics are not indicated.

Table 24
Borrowings-Government, Borrowings-to finance Government Enterprises and Borrowings-to finance Municipal Bodies outstanding as of March 31, 2005

Maturity	Issue	Interest Payment	Coupon	Canadian Dollars		CUSIP Number
Date	Date(1)	Date(s)	(%)	Nominal Value	Book Value	or ISIN Code	References
A) Payable in Canadian Dollars

2005-04-01	1995-03-23	04-01 & 10-01	9.50	350,000,000	350,000,000	CA748148PM97
2005-06-30	1985-05-30	06-30 & 12-30	12.25	100,000,000	100,008,864	CA748148KY80
2005-10-03	1985-10-03	04-03 & 10-03	11.375	75,000,000	74,993,341	CA748148MG56
2005-12-01	2000-02-28	06-01 & 12-01	6.50	2,060,900,000	2,066,888,982	CA748148QS5
2006-03-30	1996-02-12	03-30 & 09-30	7.75	2,024,100,000	2,039,508,571	CA748148PW79
2006-05-01	1986-05-01	05-01 & 11-01	9.50	100,000,000	99,952,110	CA748148MH30
2006-07-07	1986-07-07	01-07 & 07-07	10.00	75,000,000	74,991,882	CA748148LP64
2007-10-01	1997-02-25	04-01 & 10-01	6.50	3,075,200,000	3,090,122,590	CA748148QC07
2009-04-01	1988-01-07	04-01 & 10-01	11.00	1,377,800,000	1,436,395,249	CA748148KG74	SFP(1) :1989-04-01
2009-06-01	1999-01-15	06-01 & 12-01	5.50	2,498,000,000	2,450,361,303	CA748148QP10
2010-06-28	1989-06-28	06-28 & 12-28	10.00	570,000,000	581,973,214	CA748148KK86	SFP(1) :1990-06-28
2010-12-01	2000-08-01	06-01 & 12-01	6.25	2,631,100,000	2,653,087,070	CA748148QU05
2011-03-28	1991-03-28	03-28 & 09-28	10.75	75,000,000	74,746,857	CA748148NR03	SFP(1) :1992-03-28
2011-09-02	1986-09-02	03-02 & 09-02	9.50	439,700,000	450,945,743	CA748148KC60	SFP(2) :1997-09-02
2012-02-10	1987-02-10	02-10 & 08-10	9.00	179,300,000	181,286,242	CA748148KE27	SFP(1) :1988-02-10
2012-06-04	1987-06-04	06-04 & 12-04	10.50	200,000,000	198,987,150	CA748148LQ48
2012-10-01	2002-04-08	04-01 & 10-01	6.00	2,121,500,000	2,151,972,570	CA748148BG75
2012-10-09	1987-10-09	04-09 & 10-09	11.875	100,000,000	99,940,377	CA748148MJ95
2013-10-01	2003-07-21	04-01 & 10-01	5.25	2,152,000,000	2,183,279,517	CA748148RK14
2013-12-01	2003-01-15	06-01 & 12-01	3.30	731,607,196	733,812,494	CA748148RH84	Real Return Bonds. Yields linked to the CPI for Canada.
2014-06-01	1989-06-01	06-01 & 12-01	10.50	125,000,000	124,447,927	CA748148KJ14	SFP(1) :1990-06-01
2014-12-01	2004-08-03	06-01 & 12-01	5.50	2,500,000,000	2,604,078,578	CA748148RN52
2015-07-27	1990-07-27	01-27 & 07-27	11.00	50,000,000	49,647,200	CA748148KN26	SFP(1) :1991-07-27
2021-12-01	2001-02-13	06-01 & 12-01	4.50	551,774,356	684,018,000	CA748148QY2	Real Return Bonds. Yields linked to the CPI for Canada.
2023-01-16	1993-03-04	01-16 & 07-16	9.375	2,202,200,000	2,289,883,489	CA748148NX70	SFP(1) :1994-01-16
2023-03-30	1992-12-29	03-30 & 09-30	9.50	375,000,000	372,462,346	CA748148PA59
2026-04-01	1996-07-19	04-01 & 10-01	8.50	2,176,100,000	2,428,705,680	CA748148PZ01	SFP(1) :1997-04-01
2026-12-01	1998-02-27	06-01 & 12-01	4.50	845,635,143	879,588,492	CA748148QG11	Real Return Bonds. Yields linked to the CPI for Canada.
2029-10-01	1998-05-01	04-01 & 10-01	6.00	2,737,300,000	2,662,157,943	CA748148QJ59	SFP(1) :1999-10-01
2031-12-01	2001-02-13	06-01 & 12-01	4.25	402,450,009	497,735,302	CA748148QZ9	Real Return Bonds. Yields linked to the CPI for Canada.
2031-12-01	2002-11-13	06-01 & 12-01	3.441	85,979,988	85,979,066	CA748148RF29	Real Return Bonds. Yields linked to the CPI for Canada.
2032-06-01	2000-06-27	06-01 & 12-01	6.25	4,200,200,000	4,130,088,599	CA748148QT3
2036-12-01	2003-07-28	06-01 & 12-01	5.75	2,582,900,000	2,583,002,056	CA748148RL9

Medium-Term Notes
2005-06-30	1995-01-20	06-30 & 12-30	12.25	210,250,000	211,526,206	CA74814ZAG87
2005-11-29	1995-11-29	29 of each month	7.875	5,000,000	4,998,546	CA74814ZAZ68
2005-12-01	2000-08-29	12-01	6.50	25,000,000	25,024,769	CA74814ZCL5
2006-02-16	1996-02-16	02-16 & 08-16	8.00	42,829,000	42,829,000	CA74814ZBC64

Maturity	Issue	Interest Payment	Coupon	Canadian Dollars		CUSIP Number
Date	Date(1)	Date(s)	(%)	Nominal Value	Book Value	or ISIN Code	References
2006-04-01	2000-09-07	04-01 & 10-01	6.46	135,000,000	135,664,496	CA74814ZCM3
2006-06-01	2002-06-17	1 of each month	Floating	680,000,000	680,000,000	CA74814ZCT80
2006-08-14	1996-08-14	14 of each month	7.30	7,000,000	6,984,670	CA74814ZBE21
2007-02-01	2001-11-01	02-01 & 05-01 &	Floating	25,000,000	25,000,000	CA74814ZCP6	CAD-BA (3 months) + 0.19%
		08-01 & 11-01
2007-02-01	2001-11-01	1 of each month	Floating	50,000,000	50,000,000	CA7814ZCQ4	CAD-BA (1 month) + 0.19%
2007-02-01	2001-11-01	1 of each month	Floating	25,000,000	25,000,000	CA74814ZCR2	CAD-BA (1 month) + 0.19%
2007-02-01	2001-11-01	02-01 & 05-01 &	Floating	5,000,000	5,000,000	CA74814ZCS0	CAD-BA (3 months) + 0.19%
		08-01 & 11-01
2007-02-05	1997-02-05	5 of each month	6.70	14,000,000	13,954,463	CA74814ZBJ18
2007-04-01	2002-06-25	04-01 & 10-01	4.00	170,000,000	171,469,344	CA74814ZCU53
2007-06-09	1997-06-09	9 of each month	6.50	11,000,000	10,959,223	CA74814ZBM47
2007-06-28	2001-02-20	06-28	10.00	40,000,000	43,177,867	CA74814ZCN1
2007-06-30	1997-06-10	03-30 & 06-30 &	6.90	152,020,000	152,290,374	CA74814ZBN20
		09-30 & 12-30
2007-11-29	2002-11-29	11-29	4.50	300,000,000	299,842,582	XS0158067024
2008-04-01	1998-02-13	04-01 & 10-01	5.85	50,000,000	49,985,394	CA74814ZBQ50
2008-04-01	1998-02-17	04-01 & 10-01	5.75	85,000,000	84,725,144	CA74814ZBR34
2008-06-06	2003-06-06	06-06 & 09-06 &	Floating	837,300,000	837,300,000	CA74814ZCV3
		12-06 & 03-06
2008-12-15	1997-03-10	06-15 & 12-15	6.98	5,000,000	5,000,000	CA74814ZBK80
2009-02-04	2002-02-04	02-04 & 08-04	Floating	110,000,000	110,000,000	XS0142660629	CAD-BA (3 months) + 0.30%
2009-04-01	1995-02-24	04-01 & 10-01	14.00	20,000,000	21,923,663	CA74814ZAM55
2009-04-01	1998-06-12	04-01 & 10-01	5.55	50,000,000	49,846,691	CA74814ZBU62
2009-04-01	1998-06-18	04-01 & 10-01	5.45	65,000,000	64,776,403	CA74814ZBX02
2009-04-01	1998-06-19	04-01 & 10-01	5.55	76,000,000	75,921,566	CA74814ZBW29
2009-04-01	2004-10-01	04-01 & 10-01	3.50	668,000	660,213	CA74814ZDB63
2009-08-17	2004-02-17	08-17 & 02-17	3.149	481,821,227	480,297,170	CA74814ZCZ41
2010-06-01	2000-06-01	06-01 & 12-01	6.75	25,000,000	25,053,920	CA74814ZCH4
2010-07-09	2003-07-09	07-09	4.25	500,000,000	498,229,812	XS0171362089
2011-04-01	2003-09-16	04-01 & 10-01	4.80	90,000,000	92,460,536	CA74814ZCY75	Exchangeable option on April 1, 2011 for Note maturing April 1, 2026
							(6.40%) subject to prior notice from March 3, 2011 to March 11, 2011.

2011-04-28	2004-04-28	04-28	4.50	200,000,000	198,671,656	XS0190878081
2011-08-06	2004-08-06	08-06 & 11-06 &	Floating	1,300,000,000	1,301,151,001	CA74814ZDA80	CDOR (3 months) + 0.075%
		02-06 & 05-06
2013-02-04	2005-02-04	02-04	4.375	400,000,000	397,151,458
2013-10-01	1996-08-28	04-01 & 10-01	10.00	25,000,000	26,928,458	CA74814ZBF95	Call (2) : 2006-10-01
2013-12-28	1996-09-11	06-28 & 12-28	10.00	32,000,000	34,122,077	CA74814ZBG78	Call (2) : 2006-12-28
2014-05-10	2004-05-10	02-10 & 05-10 &	Floating	250,000,000	250,000,000	XS0192344280	CAD-BA (3 months) + 0.085%
		08-10 & 11-10
2014-06-03	2004-07-26	06-03	5.125	250,000,000	246,599,894	XS0197261935
2014-06-30	2004-12-06	12-30 & 03-30 &	Floating	250,000,000	250,000,000	XS0207384487	CAD-BA (3 months) + 0.12%
		06-30 & 09-30
2014-07-16	1995-09-05	01-16 & 07-16	9.05	10,000,000	9,987,975	CA74814ZAY93
2015-06-30	1995-04-03	06-30 & 12-30	9.65	4,664,000	4,696,949	CA74814ZAP86
2016-06-30	1995-04-03	06-30 & 12-30	9.65	7,739,000	7,797,129	CA74814ZAQ69
2017-06-30	1995-04-03	06-30 & 12-30	9.65	7,744,000	7,805,338	CA74814ZAR43
2020-12-01	2004-12-07	06-01 & 12-01	5.00	100,000,000	98,158,657	CA74814ZDC47
2023-03-30	1995-08-09	03-30 & 09-30	9.50	194,500,000	197,741,736	CA74814ZAX11
2025-06-01	2004-12-08	06-01 & 12-01	5.35	288,000,000	288,857,518	CA74814ZDE03
2026-04-01	1996-12-27	04-01 & 10-01	8.50	100,000,000	107,231,582	CA74814ZBH5	SFP(1) : 1997-04-01

Maturity	Issue	Interest Payment	Coupon	Canadian Dollars		CUSIP Number
Date	Date(1)	Date(s)	(%)	Nominal Value	Book Value	or ISIN Code	References
2026-04-01	1999-01-12	04-01 & 10-01	8.50	90,000,000	114,217,224	CA74814ZCA9
2026-04-01	2003-07-22	04-01 & 10-01	5.50	74,332,000	73,430,531	CA74814ZCX9
2028-04-01	1999-02-19	04-01 & 10-01	6.10	5,000,000	5,010,826	CA74814ZCD3
2035-04-01	1995-04-13	04-01 & 10-01	—	100,000,000	16,663,308	CA74814ZAT09	Others (1)
2035-04-01	1995-04-11	04-01 & 10-01	—	150,000,000	15,095,521	CA74814ZAS26	From 1999-04-01 to 2006-10-01: $2,000,000 each Interest Payment Date
2035-04-01	1995-01-31	04-01	—	150,000,000	37,931,299	CA74814ZAH60	Others (2)
2035-04-01	1997-12-15	04-01 & 10-01	6.50	300,000,000	296,025,606	CA74814ZBP7
2035-04-01	1999-02-02	—	—	456,000,000	106,963,268	CA74814ZCB72	Zero-coupon Note
2039-10-01	1999-02-05	—	—	525,000,000	104,114,430	CA74814ZCC5
2040-04-01	2000-05-25	—	—	463,000,000	483,933,700	CA74814ZCJ0	Others (12)
2043-07-08	2003-07-08	01-08 & 07-08	5.60	80,000,000	80,391,133	CA74814ZCW1

Savings Products
Savings Bonds
2005-2013		06-01	3.35-6.00	729,018,912	729,018,912		Put (3)
Other Savings Products
2005-2013		Various	Various	3,566,441,529	3,560,974,941

Receiver General of Canada
2005-2025	1982-2003	02-01 & 08-01	5.80-16.53	95,747,049	95,747,049		Put (4)

Assumed Debt
2013-2017	1963-1967		5.125/5.75	19,664,876	19,664,876		Payable in semi-annual installments, including principal and interest

Immigrant Investor Program
2006-2010	2001-2003	—	4.335-6.01	1,810,800,000	1,562,276,576

Société immobilière du Québec

2006-06-12	1986-06-12	06-12 & 12-12	9.15	10,245,000	10,245,000
2013-03-28	1988-03-28	03-28 & 09-28	10.10	59,427,570	59,427,570
2014-06-16	1989-06-16	06-16 & 12-16	10.50	150,000,000	150,000,000

Société québécoise d’assainissement des eaux

2014-07-31	1989-07-31	01-31 & 07-31	10.20	50,000,000	50,000,000

Other Consolidated Organizations

Various	Various	Various	Various	11,302,000	11,302,000

				56,379,260,855	55,794,286,054

Adjustments relating to swap agreements				19,968,727,560	19,968,727,560

Total-Payable in Canadian Dollars				$76,347,988,415	$75,763,013,614

Maturity	Issue	Interest Payment	Coupon	Foreign Currency Units				Equivalent in	CUSIP Number
Date	Date(1)	Date(s)	(%)	Nominal Value		Book Value		Canadian Dollars	or ISIN Code	References
B) Payable in foreign currency

Payable in United States Dollars

2006-01-17	1996-01-17	01-17 & 07-17	6.50		500,000,000		499,757,495	604,506,666	US748148PU12
2006-04-11	2001-04-11	04-11 & 10-11	5.50		1,000,000,000		999,457,541	1,208,943,841	US748148AH65
2007-01-30	1997-01-30	01-30 & 07-30	7.00		750,000,000		748,500,221	905,385,867	US748148QB21
2007-03-05	1997-03-05	03-18 & 09-18	Floating		100,000,000		99,911,099	120,852,466	—	USD-LIBOR-LIBO (6months) + 0.15%
2009-02-15	1999-02-18	02-15 & 08-15	5.75		1,000,000,000		998,802,955	1,208,152,055	US748148QQ90
2009-07-17	2002-07-17	07-17 & 01-17	5.00		750,000,000		747,137,139	903,737,083	US748148BW2
2011-01-22	2001-01-22	01-22 & 07-22	6.125		1,000,000,000		994,366,370	1,202,785,562	US748148QX42
2013-02-07	2003-02-07	02-07 & 08-07	Floating		50,000,000		50,000,000	60,480,000	—	USD-LIBOR-LIBO (6months) + 0.20%
2014-05-05	2004-05-05	05-05 & 11-05	4.875		1,000,000,000		992,971,718	1,201,098,590	US748148RM77
2016-04-01	1986-04-01	04-01	9.00		250,000,000		250,000,000	302,400,000	LU002143534
2023-07-15	1993-07-15	01-15 & 07-15	7.50		1,000,000,000		997,408,703	1,206,465,568	US748148PB31	SFP(1) :1994-07-15
2024-02-09	1994-02-09	02-09 & 08-09	7.125		1,000,000,000		995,685,752	1,204,381,486	US748148PD96	SFP(1) :2004-02-09
2026-12-01	1986-12-01	06-01 & 12-01	8.625		300,000,000		300,000,000	362,880,000	US748148KA05	SFP(2) :1987-12-01 then SFP (1) :1997-12-01
2029-09-15	1999-09-24	03-15 & 09-15	7.50		1,500,000,000		1,493,623,265	1,806,686,701	US748148QR73	Global Issue

Medium-Term Notes
2007-02-14	2000-02-14	02-14 & 05-14 &	Floating		20,000,000		20,000,000	24,192,000	XS0107934241	USD –LIBOR-BBA (3months) + 0.18%
		08-14 & 11-14
2007-10-15	1994-01-13	04-15 & 10-15	6.65		5,000,000		5,000,000	6,048,000	CA74814ZAA1
2007-10-15	1994-07-20	04-15 & 10-15	8.35		4,000,000		3,998,772	4,836,915	CA74814ZAC7
2007-10-15	1994-11-15	04-15 & 10-15	8.35		4,500,000		4,455,822	5,389,763	CA74814ZAD56
2008-02-25	1998-02-25	02-25	6.18		25,000,000		25,000,000	30,240,000	XS0084745248
2008-08-07	1998-08-07	02-07 & 08-07	5.88		250,000,000		250,000,000	302,400,000	XS0089070485	Option (1)
2026-01-30	1996-01-30	01-30 & 07-30	6.35		150,000,000		149,966,407	181,399,366	US74815HBZ47	Put (2) : January 30, 2006, 2008, 2011, 2016 & 2021
2026-02-27	1996-02-29	02-27 & 08-27	7.14		99,770,000		99,770,000	120,681,792	US74815HCB69	Put (2) : 2006-02-27 & 2016-02-27.
2026-03-02	1996-02-29	03-02 & 09-02	7.485		150,000,000		150,000,000	181,440,000	US74815HCA86
2026-03-06	1996-03-06	03-06 & 09-06	7.365		99,850,000		99,850,000	120,778,560	US74815HCC43
2026-03-10	1996-03-08	03-10 & 09-10	7.035		50,000,000		50,000,000	60,480,000	US74815HCD26	Put (2) : 2008-03-10.
2026-04-09	1996-04-09	04-09 & 10-09	7.38		100,000,000		100,000,000	120,960,000	US74815HCE09
2026-04-15	1996-04-11	04-15 & 10-15	6.86		50,000,000		50,000,000	60,480,000	US74815HCG56	Put (2) : 2006-04-17, 2016-04-15 & 2021-04-15.
										If first Put not exercised, Coupon: 7.50%.
2026-04-15	1996-04-11	04-15 & 10-15	6.89		50,000,000		50,000,000	60,480,000	US74815HCF73	Put (2) : 2006-04-17. If not exercised, Coupon: 7.50%.
2026-07-22	1996-07-22	01-22 & 07-22	7.295		100,000,000		100,000,000	120,960,000	US74815HCJ95	Put (5) : 2006-07-22
2036-07-22	1996-07-22	01-22 & 07-22	7.22		160,000,000		160,000,000	193,536,000	US74815HCH30	Put (2) : 2006-07-22 & 2016-07-22.
										If first Put not exercised, Coupon: 7.97%.

					11,518,120,000		11,485,663,259	13,893,058,281

Adjustments relating to swap agreements					(9,258,960,923)		(9,257,043,101)	(11,197,319,334)

Total-Payable in United States Dollars				U.S.$	2,259,159,077	U.S.$	2,228,620,158	2,695,738,947

Maturity	Issue	Interest Payment	Coupon	Foreign Currency Units		Equivalent in	CUSIP Number
Date	Date(1)	Date(s)	(%)	Nominal Value	Book Value	Canadian Dollars	or ISIN Code	References
Payable in Japanese Yen

2005-08-30	1995-08-30	08-30	4.25	20,000,000,000	20,000,000,000	225,660,000	—	Interest payable in $A (67.79¥per $A)
2006-03-28	1996-03-28	03-28	3.425	3,000,000,000	3,000,000,000	33,849,000	—
2007-11-13	1997-11-12	11-12	2.29	6,000,000,000	6,000,000,000	67,698,000	—
2009-09-29	1997-07-29	03-29 & 09-29	3.00	100,000,000,000	99,875,935,973	1,126,900,186	—
2013-05-09	2001-05-09	05-09 & 11-09	1.60	50,000,000,000	49,699,473,225	560,759,156	XS0129013305

Medium Term Notes
2005-04-20	1995-04-20	04-20	2.50	1,000,000,000	1,000,000,000	11,283,000	XS0056985616
2006-07-17	1996-07-17	07-17	4.45	1,100,000,000	1,098,840,941	12,398,222	XS0067851237	Interest payable in $A ($A568,987.10 per year)
2006-09-19	1996-09-19	03-19 & 09-19	4.15	500,000,000	499,369,493	5,634,386	XS0069369113	Interest payable in NZ$ (NZ$138,038.85 each Interest Payment Date)
2006-09-26	1996-09-26	03-26 & at Maturity	3.30	5,000,000,000	5,000,000,000	56,415,000	XS0069585676
2006-11-27	1996-11-27	11-27	3.55	1,000,000,000	999,440,154	11,276,683	XS0071274996	Interest payable in U.S.$ (¥111.7 per U.S.$)
2007-11-27	1997-11-27	11-27	2.80	1,000,000,000	1,002,580,940	11,312,121	XS0082133561	Interest payable in U.S.$ (U.S.$224,989.00 per year)
2007-12-10	1997-12-10	12-10	2.72	500,000,000	500,000,000	5,641,500	XS0082326793	Interest payable in U.S.$ (U.S.$110,121.45 per year)
2007-12-10	1997-12-10	06-10 & 12-10	Floating	1,000,000,000	1,000,000,000	11,283,000	XS0082875542	Others (3)
2007-12-10	1997-12-10	06-10 & 12-10	Floating	1,000,000,000	999,709,486	11,279,722	XS0082400358	Others (3)
2008-03-25	1998-02-12	03-25	2.62	1,200,000,000	1,190,745,001	13,435,176	XS0084194181	Interest payable in U.S.$ (U.S.$250,717.20 per year)
2009-07-28	1994-07-28	07-28	5.00	3,000,000,000	2,990,268,708	33,739,202	XS0052005807
2009-11-01	1994-11-01	11-01	4.91	3,000,000,000	2,958,909,871	33,385,380	XS0053818869
2010-07-27	1995-07-27	07-27	3.60	2,000,000,000	2,000,000,000	22,566,000	XS0058830240	From 2000-07-27: 4.50% and interest payable in DM (¥61.31 per DM)
2011-02-15	1996-02-15	02-15	3.95	1,000,000,000	998,841,723	11,269,931	XS0063445000
2011-02-28	1996-02-28	02-28	4.00	1,000,000,000	997,955,085	11,259,927	XS0064288662
2011-06-06	1996-06-06	06-06 & 12-06	4.06	5,000,000,000	5,000,000,000	56,415,000	XS0066914044

2011-06-20	1996-06-20	06-20	4.00	2,000,000,000	1,995,118,894	22,510,926	XS0067164235
2011-09-26	1996-09-26	03-26 & at Maturity	3.875	10,000,000,000	10,000,000,000	112,830,000	XS0069518131
2011-09-26	1996-09-26	03-26 & at Maturity	3.85	10,000,000,000	10,000,000,000	112,830,000	XS0069585163
2011-09-26	1996-09-26	03-26 & 09-26	Floating	500,000,000	500,000,000	5,641,500	XS0069576253	Others (4)
2011-10-17	1996-10-17	10-17	3.67	500,000,000	499,748,267	5,638,660	XS0070388524
2011-10-21	1996-10-21	10-21	3.66	1,000,000,000	998,738,361	11,268,765	XS0070488662
2011-10-24	1996-10-24	10-24	3.645	2,000,000,000	1,993,812,365	22,496,185	XS0070488407
2011-10-24	1996-10-24	10-24	3.70	500,000,000	499,494,142	5,635,792	XS0070579890
2011-10-28	1996-10-28	03-25 & at Maturity	5.00	10,000,000,000	9,949,319,583	112,258,173	XS0070404073	Interest payable in $A ($A5,618,000 per year and $A3,323,983 at Maturity)
2011-10-28	1996-10-28	10-28	3.65	5,000,000,000	4,979,730,494	56,186,299	XS0070690143
2011-12-19	1996-12-19	12-19	3.31	7,700,000,000	7,676,445,675	86,613,337	XS0071934839
2012-03-20	1997-02-20	03-20	3.44	30,000,000,000	30,000,000,000	338,490,000	XS0073282906
2012-09-25	1997-09-25	03-25 & at Maturity	3.00	11,000,000,000	11,000,000,000	124,113,000	XS0080441396
2012-09-29	1997-09-29	03-29 & at Maturity	3.00	10,000,000,000	10,000,000,000	112,830,000	XS0082098143
2014-07-07	1994-07-07	01-07 & 07-07	5.50	30,000,000,000	29,982,053,259	338,287,507	XS0051759412
2015-02-02	1995-02-02	02-02	5.60	6,000,000,000	6,000,000,000	67,698,000	XS0055430374
2016-02-05	1996-02-15	02-15	4.23	1,000,000,000	997,579,138	11,255,685	XS0063440035
2016-06-27	1996-07-10	06-27 & 12-27	4.305	8,000,000,000	8,000,000,000	90,264,000	XS0067851310

	Issue	Interest Payment	Coupon	Foreign Currency Units		Equivalent in	CUSIP Number or
Maturity Date	Date(1)	Date(s)	(%)	Nominal Value	Book Value	Canadian Dollars	ISIN Code	References
2016-07-11	1996-07-11	01-11 & 07-11	4.50	5,000,000,000	5,049,402,012	56,972,403	XS0067208974
2016-09-26	1996-09-26	03-26 & at Maturity	4.125	5,000,000,000	5,000,000,000	56,415,000	XS0069585320
2016-10-24	1996-10-24	10-24	4.00	500,000,000	498,319,544	5,622,539	XS0070580047
2016-10-28	1996-10-28	03-22 & at Maturity	4.00	5,000,000,000	4,985,190,910	56,247,909	XS0070775647
2016-11-07	1996-11-07	05-07 & 11-05	3.95	9,600,000,000	9,585,771,596	108,156,261	XS0070684252
2016-11-14	1996-11-14	11-14	3.80	20,000,000,000	19,790,263,647	223,293,545	XS0070920243
2016-11-21	1996-11-21	11-21	4.00	1,000,000,000	1,000,000,000	11,283,000	XS0071482599
2016-11-29	1996-11-29	11-29	3.75	1,000,000,000	1,000,000,000	11,283,000	XS0071205248
2016-12-16	1996-11-22	12-16	3.96	1,000,000,000	1,000,000,000	11,283,000	XS0071476864
2016-12-19	1996-12-19	12-19	4.90	2,000,000,000	2,000,000,000	22,566,000	XS0071771512	Interest payable in $A ($A1,072,210 per year)
2016-12-19	1996-12-18	12-19	3.82	5,000,000,000	5,000,000,000	56,415,000	XS0071823925
2016-12-19	1996-12-18	12-19	3.76	3,000,000,000	3,000,000,000	33,849,000	XS0071934755
2016-12-19	1996-12-19	12-19	3.80	5,000,000,000	5,000,000,000	56,415,000	XS0072031106
2016-12-19	1996-12-24	12-19	3.80	5,000,000,000	4,990,210,251	56,304,542	XS0072105157
2017-01-09	1997-01-09	01-09	4.70	3,000,000,000	2,993,986,239	33,781,147	XS0072223604	Interest payable in U.S.$ (U.S.$1,252,218 per year)
2017-01-23	1997-01-23	01-23	3.71	5,000,000,000	4,918,384,714	55,494,135	XS0073055328
2017-02-28	1997-02-28	02-28	3.74	4,000,000,000	4,000,000,000	45,132,000	XS0074014779
2017-07-24	1997-07-24	07-24	3.50	5,000,000,000	4,963,966,120	56,008,430	XS0078225884
2017-07-28	1997-07-28	07-28	3.50	3,000,000,000	2,990,403,782	33,740,726	XS0078671236
2017-07-30	1997-07-30	07-30	3.45	1,000,000,000	991,861,178	11,191,170	XS0078670857
2017-08-11	1997-07-24	02-11 & 08-11	3.526	1,300,000,000	1,300,000,000	14,667,900	XS0078704003
2017-10-25	1996-10-25	04-25 & 10-25	4.02	6,000,000,000	6,000,000,000	67,698,000	XS0070689996
2017-10-30	1996-10-30	04-30 & 10-30	3.97	1,700,000,000	1,696,451,001	19,141,057	US74815HCK68
2017-10-31	1997-10-30	10-31	3.01	5,000,000,000	5,000,000,000	56,415,000	XS0081272048
2018-10-30	1996-10-30	04-30 & 10-30	3.97	1,700,000,000	1,696,347,450	19,139,888	US74815HCL42
2023-12-13	1993-12-13	06-13 & 12-13	5.00	20,000,000,000	20,000,000,000	225,660,000	XS0047845960	Call (3) : 2008-12-13

				477,300,000,000	476,334,669,222	5,374,484,073

Adjustments relating to swap agreements				(80,100,000,000)	(80,098,840,941)	(903,755,222)

Total-Payable in Japanese Yen				¥397,200,000,000	¥396,235,828,281	4,470,728,851

Payable in Swiss Francs
2008-09-17	1998-03-17	09-17	3.50	SF 500,000,000	SF 505,504,555	511,469,509	CH0008535814

Adjustments relating to swap agreements				3,934,000,000	3,934,000,000	3,980,421,200

Total-Payable in Swiss Francs				SF 4,434,000,000	SF 4,439,504,555	4,491,890,709

	Issue	Interest Payment	Coupon	Foreign Currency Units				Equivalent in	CUSIP Number or
Maturity Date	Date(1)	Date(s)	(%)	Nominal Value		Book Value		Canadian Dollars	ISIN Code	References
Payable in Australian Dollars

Medium-Term Notes
2006-02-15	2001-03-07	02-15 05-15 &	Floating	$A	120,000,000	$A	120,000,000	112,188,000	AU0000QBCHB4	BBSW (3 months) + 0.35%
		08-15 & 11-15
2006-02-15	2001-03-07	02-15 & 08-15	5.75		280,000,000		279,808,211	261,592,697	AU0000QBCHA6
2009-02-18	2004-02-18	02-18 & 08-18	6.00		200,000,000		200,000,000	186,980,000	AU0000QBCHD0

					600,000,000		599,808,211	560,760,697

Adjustments relating to swap agreements					(600,000,000)		(599,808,498)	(560,760,964)

Total-Payable in Australian Dollars				$A	—	$A	(287)	(267)

Payable in Pounds Sterling

2011-11-04	1996-11-04	11-04	8.625		£150,000,000		£148,788,952	339,952,998	XS0070614473
2020-03-15	1984-02-15	03-15 & 09-15	12.25		50,000,000		50,000,000	114,240,000	—

					200,000,000		198,788,952	454,192,998

Adjustments relating to swap agreements					(200,000,000)		(200,000,000)	(456,960,000)

Total-Payable in Pounds Sterling					£—		£(1,211,048)	(2,767,002)

	Issue	Interest Payment	Coupon	Foreign Currency Units		Equivalent in	CUSIP Number or
Maturity Date	Date(1)	Date(s)	(%)	Nominal Value	Book Value	Canadian Dollars	ISIN Code	References
Payable in Euro

2006-02-07	1996-02-07	02-07 & 08-07	Floating	53,988,435	53,988,435	84,702,455	—	DEM-LIBOR-BBA (6 months) + 0.225%
2006-12-15	2000-03-15	12-06	5.75	150,000,000	150,604,972	236,284,140	XS0108130187
2007-06-11	1997-06-01	06-11 & 12-11	Floating	130,379,430	130,140,898	204,178,053		DEM-LIBOR-BBA (6 months) + 0.15%
2007-12-27	2001-02-27	12-27	5.125	150,000,000	151,235,934	237,274,056	XS124566034-	Others(8)
2008-02-27	1998-02-27	02-27	5.40	25,564,594	25,564,594	40,108,291	—	Others(8)
2008-03-03	1998-03-03	03-03 & 09-03	Floating	10,225,838	10,225,838	16,043,317	—	DEM-LIBOR-BBA (6 months) + 0.22%
2008-03-25	1998-03-25	03-25 & 06-25 &	Floating	25,564,594	25,564,594	40,108,291	—	DEM-LIBOR-BBA (3 months) +0.25%
		09-25 & 12-25
2008-11-20	1998-11-20	05-20 & 11-20	Floating	25,564,594	25,554,130	40,091,874	—	Others(8)
2009-01-04	1998-08-18	01-04	5.125	639,114,852	638,091,821	1,001,102,258	DE0002493202	Others (10)
2011-06-21	2001-06-21	06-21	5.625	1,500,000,000	1,494,240,293	2,344,313,596	XS0131273012
2013-02-27	2003-02-27	02-27	4.25	1,000,000,000	994,408,715	1,560,127,833	XS0163254062

Medium-Term Notes
2007-07-23	1997-07-23	01-23 & 04-23 &	Floating	25,564,594	25,531,543	40,056,437	XS0078612651	DEM-LIBOR-BBA (3 months) + 0.125%
		07-23 & 10-23
2007-09-20	1996-09-20	09-20	6.875	304,898,034	305,620,779	479,488,441	XS0069512522
2007-10-23	1997-10-23	10-23	Floating	45,734,705	45,734,705	71,753,179	FR0000490260	Others (6)
2007-12-18	1997-12-18	12-15	Floating	8,436,316	8,436,316	13,235,736	XS0082839233	Others (5)
2007-12-31	1997-12-31	12-31	Floating	76,224,509	76,224,509	119,588,632	XS0082822692	Others (7)
2008-03-03	1998-03-03	03-03 & 06-03 &	Floating	102,258,376	102,165,987	160,288,217	XS0084606804	DEM-LIBOR-BBA (3 months) + 0.175%
		09-03 & 12-03
2010-02-05	1998-02-05	02-05	5.50	304,898,000	303,339,016	475,908,582	XS0083986660	Others (11)
2015-02-10	2005-02-10	02-10	3.625	1,500,000,000	1,489,379,753	2,336,687,895
2017-01-22	1996-11-29	01-22	7.08	51,129,188	50,774,951	79,660,820	XS0071659949
2019-01-11	1999-01-11	01-11	4/5/6/7.10	22,000,000	21,913,126	34,379,504	XS0092871242	Others (9)

Société québécoise d’assainissement des eaux

2005-09-12	1995-09-12	09-12	7.25	76,693,782	76,693,782	120,324,875
2006-11-27	1996-11-27	11-27	6.375	99,157,410	99,157,410	155,568,061

				6,327,397,251	6,304,592,101	9,891,274,543

Adjustments relating to swap agreements				(6,302,538,004)	(6,304,400,866)	(9,890,974,519)

Total-Payable in Euro				€24,859,247	€191,235	300,024

Total-Payable in foreign currencies						11,655,891,262

Total — Funded Debt of Borrowings-Government, Borrowings-to finance Government Enterprises and Borrowings-to finance Municipal Bodies						$87,418,904,876

(1)	If more than one issue date, the date of the first issue is indicated.

In case of disparity between the terms and conditions of each issue and this table, the terms and conditions of each issue will prevail.

References

Sinking Fund Provisions (“SFP”):

(1)	As an invested sinking fund, Québec has agreed to withdraw from the Consolidated Revenue Fund, each year from the date indicated, a sum equal to at least 1% of the principal amount of the issue then outstanding. The issue is not redeemable for sinking fund purposes.

(2)	As an invested sinking fund, Québec has agreed to withdraw from the Consolidated Revenue Fund, each year from the date indicated, a sum equal to at least 2% of the principal amount of the issue then outstanding. The issue is not redeemable for sinking fund purposes.

Callable (“Call”):

(1)	Redeemable prior to maturity at the option of Québec in whole or in part, from the date indicated and on any subsequent Interest Payment Date at par upon prior notice.

(2)	Redeemable prior to maturity at the option of Québec in whole only, at any time from the date indicated at par upon prior notice.

(3)	Redeemable prior to maturity at the option of Québec in whole only, from the date indicated and annually thereafter at various decreasing price of the nominal amount.

Puttable (“Put”):

(1)	Redeemable prior to maturity at the option of the holder in whole only, on the date indicated at par upon prior notice.

(2)	Redeemable prior to maturity at the option of the holder in whole or in part, on the date indicated at par upon prior notice.

(3)	Payable at par at the option of the holder at any time prior to maturity.

(4)	Held and callable in whole or in part, at par at the option of the Minister of Finance of Canada on six months notice subject to the requirements of the Canada Pension Plan.

(5)	Redeemable prior to Maturity at the option of the holder in whole or in part, from the date indicated and on any subsequent Interest Payment Date at par upon prior notice.

Option

(1)	The Holder may exercise its option on August 2, 2008 to postpone the Maturity Date to August 7, 2018 and to increase the Coupon to 6.54% from 2008-08-07.

Others

(1)	$2,000,000 for each Interest Payment Date from 1999-04-01 to 2000-10-01 and from 2004-10-01 to 2007-10-01 (with the exception of 2006-04-01: $4,000,000).

(2)	$6,000,000 annually for 1998-04-01 & 1999-04-01; $5,000,000 annually from 2000-04-01 to 2004-04-01; $35,000,000 for 2005-04-01; $5,000,000 for 2006-04-01; $55,000,000 for 2026-04-01 and $110,000,000 annually for 2034-04-01 & 2035-04-01.

(3)	The Coupon is determined as follows: [JPY Swap Rate 10 years as per Telerate Page 17143] – [0.49*JPY-LIBOR-BBA (6 months)].

(4)	The Coupon is determined as follows: [(12.70% divided by 87.50) X JPY/$A rate of exchange five Business Days {London, Sydney and Tokyo} before each Interest Payment Date] – 6.20%. Minimum Rate: 0.00%.

(5)	For the years 1, 3, 5, 7 and 9, the Coupon is 7.00%. For the years 2, 4, 6, 8 and 10, the Coupon will be determined as follows: 15.00%-[2*DEM-LIBOR-BBA(12 months)].

(6)	The Coupon is determined as follows:{[1 + CNO TEC 10 – 1.12%]0.25 – 1} and will be payable every three months (01-23, 04-23, 07-23 and 10-23).

(7)	The Coupon is determined as follows: {[1 + CNO TEC 10 – 0.73%]0.25 – 1} and will be payable every three months (03-31, 06-30, 09-30 and 12-31).

(8)	Bank loan redenominated (simple redenomination) as of January 1, 1999 on the basis of 1 DM = 1.95583 Euro.

(9)	The Coupon will be 4.00% for the first five years, 5.00% for the years 6 to 10, 6.00% for the years 11 to 15, and 7.10% for the next years.

(10)	Notes redenominated (simple redenomination) as of January 4, 2000 on the basis of 1 DM = 1.95583 Euro.

(11)	Euro-MTN redenominated (simple redenomination) as of February 5, 2000 on the basis of 1 FF = 6.55957 Euro.

(12)	Interest of 80% payable half-yearly from April 1, 2030 to maturity date.